SCHEDULE 14A
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INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Fastenal Company
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2001 Theurer Boulevard
Winona, Minnesota 55987-0978
(507) 454-5374

February 27, 2017
Dear Fellow Shareholders:
I am pleased to invite you to attend our annual meeting to be held at Fastenal's home office at 2001 Theurer Boulevard, Winona, Minnesota, commencing at 10:00 a.m., central time, on Tuesday, April 25, 2017.
The notice of annual meeting and the proxy statement, which follow, describe the matters to come before the annual meeting. During the annual meeting, we will also review the activities of the past year and items of general interest about Fastenal and will be pleased to answer your questions. Please join us for lunch immediately following the annual meeting.
This year we are again taking advantage of a Securities and Exchange Commission rule allowing us to furnish our proxy materials over the internet. If you are a shareholder who holds shares in an account with a broker (also referred to as shares held in 'street name'), you will receive a notice regarding availability of proxy materials by mail from your broker. The notice will tell you how you can access our proxy materials and provide voting instructions to your broker over the internet. It will also tell you how to request a paper or e-mail copy of our proxy materials. If you are a shareholder whose shares are registered directly in your name with our transfer agent, Wells Fargo Bank, N.A. (a 'registered shareholder'), you will continue to receive a copy of our proxy materials by mail as in previous years.
We hope that you will be able to attend the annual meeting in person and we look forward to seeing you. Whether or not you plan to attend the meeting, your vote is important and we encourage you to vote promptly.

Sincerely,

Willard D. Oberton
Chairman of the Board

FASTENAL COMPANY

Notice of Annual Meeting of Shareholders

DATE & TIME	Tuesday, April 25, 2017 at 10:00 a.m. (central time)

PLACE	Fastenal Company 2001 Theurer Boulevard Winona, Minnesota 55987 (meeting held in the warehouse)

ITEMS OF BUSINESS	1. The election of a board of directors consisting of ten members to serve until the next regular meeting of shareholders or until their successors have been duly elected and qualified.
2. The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2017.
3. The re-approval of the Fastenal Company Incentive Plan.
4. An advisory vote on a non-binding resolution to approve the compensation of certain of our executive officers disclosed in this proxy statement.
5. An advisory, non-binding vote to determine the frequency (whether annual, biennial, or triennial) with which our shareholders shall be entitled to have an advisory vote on executive compensation.
6. The transaction of such other business as may properly be brought before the annual meeting.

RECORD DATE	You may vote at the annual meeting if you were a shareholder of record at the close of business on February 24, 2017.

VOTING BY PROXY
YOUR VOTE IS IMPORTANT – Your proxy is important to ensure a quorum at the annual meeting. Even if you own only a few shares, and whether or not you plan to attend the meeting, please follow the instructions you received to vote your shares as soon as possible to ensure that your shares are represented at the meeting.

By Order of the Board of Directors,

John J. Milek
General Counsel
Winona, Minnesota
February 27, 2017

PROXY STATEMENT
Proxies are being solicited by the board of directors of Fastenal Company (hereinafter referred to as Fastenal or by terms such as the company, we, our, or us) for use in connection with the annual meeting to be held on Tuesday, April 25, 2017 at our principal executive office commencing at 10:00 a.m., central time, and at any adjournments thereof. The mailing address of our principal executive office is 2001 Theurer Boulevard, Winona, Minnesota 55987-0978 and our telephone number is (507) 454-5374. The mailing of this proxy statement and our board of directors' form of proxy to shareholders whose shares are registered directly in their names with our transfer agent ('registered shareholders') will commence on or about March 14, 2017. The mailing of the notice regarding availability of proxy materials to our shareholders who hold shares in accounts with brokers (also referred to as shares held in 'street name') will commence on or about the same date.

General information about the meeting and voting	2

Proposal #1 – Election of directors	4

Corporate governance and director compensation	7

Proposal #2 – Ratification of appointment of independent registered public accounting firm	13

Audit and related matters	13

Proposal #3 – Re-approval of the Fastenal Company Incentive Plan	15

Proposal #4 – An advisory vote on a non-binding resolution to approve the compensation of our named executive officers disclosed in this proxy statement	17

Proposal #5 – An advisory, non-binding vote to determine the frequency (whether annual, biennial, or triennial) with which shareholders of the company shall be entitled to have an advisory vote on executive compensation.	17

Executive compensation	18

Security ownership of principal shareholders and management	33

Additional matters	35

Householding	35

Deadlines for receipt of shareholder proposals for the 2018 annual meeting	35

GENERAL INFORMATION ABOUT THE MEETING AND VOTING
What am I voting on?
These are the proposals scheduled to be voted on at the annual meeting:

•	Election of all ten directors ('Proposal #1');

•	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2017 ('Proposal #2');

•	Re-approval of the Fastenal Company Incentive Plan ('Proposal #3');

•	Adoption of a resolution approving, on an advisory, non-binding basis, the compensation of certain of our executive officers ('Proposal #4'); and

•	Approval of the frequency for future shareholder advisory, non-binding votes on executive compensation ('Proposal #5').

Who is entitled to vote?
The common stock of Fastenal, par value $.01 per share, is our only authorized and issued voting security. At the close of business on February 24, 2017, there were 289,260,924 shares of common stock issued and outstanding, each of which is entitled to one vote. Only shareholders of record at the close of business on February 24, 2017 will be entitled to vote at the annual meeting or any adjournments thereof.
What constitutes a quorum?
The presence at the annual meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding at the close of business on the record date will constitute a quorum for the transaction of business at the meeting.
How many votes are required to approve each proposal?
Election of Directors
As is the case this year, where the number of nominees does not exceed the number of directors to be elected, directors are elected under a majority voting standard. This means that each director must receive more votes for his or her election than votes against in order to be elected. If an incumbent director fails to receive a sufficient number of votes to be elected, he or she must promptly offer to resign, and the nominating committee will make a recommendation on the resignation offer and the board must accept or reject the offer within 90 days and publicly disclose its decision and rationale. Shareholders do not have the right to cumulate their votes in the election of directors.
Ratification of Independent Registered Public Accounting Firm
The affirmative vote of the holders of the greater of (1) a majority of the shares of common stock present in person or by proxy at the annual meeting and entitled to vote or (2) a majority of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the annual meeting is required for approval of Proposal #2.
Re-approval of the Fastenal Company Incentive Plan
The affirmative vote of the holders of the greater of (1) a majority of the shares of common stock present in person or by proxy at the annual meeting and entitled to vote or (2) a majority of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the annual meeting, is required for approval of Proposal #3.
Approval of Executive Compensation
The vote to approve our executive compensation is advisory and not binding on our board of directors. However, our board will consider our shareholders to have approved our executive compensation if the number of votes 'FOR' Proposal #4 exceeds the number of votes 'AGAINST' Proposal #4.
Approval of Frequency of Shareholder Advisory Votes on Executive Compensation
With respect to Proposal #5, the option receiving the most votes among the choices for frequency of the shareholder advisory vote on executive compensation will be deemed to have received the non-binding approval of our shareholders.
How are votes counted?
You may vote 'FOR', 'AGAINST' or 'ABSTAIN' on Proposals #1, #2, #3, and #4. You may vote 'FOR 1 YEAR', 'FOR 2 YEARS', 'FOR 3 YEARS' or 'ABSTAIN' on Proposal #5. Abstentions will be counted as present for purposes of determining the existence of a quorum. If you abstain from voting on Proposal #2 or #3, it has the same effect as a vote against the proposal. An abstention will not have any effect on the outcome of the vote on Proposal #1, #4, or #5. If you just sign and submit a proxy card without voting instructions, your shares will be voted 'FOR' each director nominee; 'FOR 1 YEAR' as the frequency for future shareholder advisory votes on the approval of executive compensation, and 'FOR' or 'AGAINST' any other proposal as recommended by the board.

What is a broker non-vote?
If shareholders do not give their brokers instructions as to how to vote shares held in street name, the brokers have discretionary authority to vote those shares on 'routine' matters, such as the ratification of independent registered public accounting firms, but not on 'non-routine' proposals, such as the other proposals scheduled to be voted on at the annual meeting. As a result, if you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. This is sometimes called a 'broker non-vote'. Shares held by brokers who do not have discretionary authority to vote on a particular matter and who have not received voting instructions from their customers will be counted as present for the purpose of determining whether there is a quorum at the annual meeting, but will not be counted or deemed to be present in person or by proxy for the purpose of determining whether our shareholders have approved that matter.
How does the board recommend that I vote?
Fastenal's board recommends that you vote your shares:

•	'FOR' each of the nominees to the board named in this proxy statement;

•	'FOR' the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2017;

•	'FOR' the re-approval of the Fastenal Company Incentive Plan;

•	'FOR' the adoption of a resolution approving, on an advisory, non-binding basis, the compensation of certain of our executive officers; and

•	'FOR 1 YEAR' as the frequency for future shareholder advisory, non-binding votes on the approval of executive compensation.

How do I vote my shares without attending the annual meeting?
Registered Shareholders
If you are a registered shareholder, you may vote without attending the annual meeting by telephone, over the internet, or by mail as described below. To vote:

•
By telephone, (1) on a touch-tone telephone, call toll-free 1-800-690-6903, 24 hours a day, seven days a week, until 11:59 p.m., eastern time, on April 24, 2017, (2) have your proxy card available, and (3) follow the instructions provided;

•
Over the internet, (1) go to www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m., eastern time, on April 24, 2017, (2) have your proxy card available, and (3) follow the instructions provided; or

•
By mail, (1) mark, date, and sign the enclosed proxy card, and (2) return the proxy card in the enclosed postage-paid envelope to Fastenal Company, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717. You should sign your name exactly as it appears on the proxy card. If you are signing the proxy card in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity.

Shares held jointly by two or more registered shareholders may be voted by any joint owner, unless we receive written notice from another joint owner denying the authority of the first joint owner to vote those shares.
Shares Held in Street Name
If you hold your shares in street name, you will receive a notice regarding availability of proxy materials that will tell you how to access our proxy materials and provide voting instructions to your broker over the internet. It will also tell you how to request a paper or e-mail copy of our proxy materials. As noted above, if you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposals on which your broker does not have discretionary authority to vote.
Shares Held in the Fastenal Company and Subsidiaries 401(k) and Employee Stock Ownership Plan ('401(k) plan')
If you participate in our 401(k) plan and have investments in the Fastenal stock fund, you will receive instructions from the trustee of the plan that you must follow in order for shares attributable to your account to be voted. The trustee will vote shares for which no directions have been timely received, and shares not credited to any participant's account, in proportion to votes cast by participants who have timely responded.

How do I vote my shares in person at the annual meeting?
If you are a registered shareholder and prefer to vote your shares at the annual meeting, bring the enclosed proxy card or proof of identification. You may vote shares held in street name only if you obtain and bring to the annual meeting a signed proxy from the record holder (broker or other nominee) giving you the right to vote the shares. Shares attributable to your account in our 401(k) plan may not be voted by you in person at the annual meeting. Even if you plan to attend the annual meeting, we encourage you to vote in advance by telephone, over the internet, or by mail so that your vote will be counted if you later decide not to attend the meeting. If you are a registered shareholder who wishes to vote in person at the annual meeting and have previously submitted a proxy, you must deliver to an officer of Fastenal a written notice of termination of the proxy's authority before the vote. Attendance at the annual meeting will not itself revoke a previously granted proxy.
How do I change my vote?
If you are a registered shareholder, you may revoke your proxy (1) prior to the annual meeting by mailing a later dated proxy or by submitting a subsequent proxy by telephone or over the internet at any time before the applicable deadline noted above, or (2) at the annual meeting by delivering to an officer of Fastenal a written notice of termination of the proxy's authority at any time prior to the vote. If you hold your shares in street name or through our 401(k) plan and wish to change your vote, you should follow the instructions received from your broker or the trustee of the plan.
* * * * * * * * * *
PROPOSAL #1—ELECTION OF DIRECTORS
Nominees and Required Vote
Our bylaws provide that our business will be managed by or under the direction of a board of directors of not less than five or more than 12 directors. Within this range, the exact number of directors is fixed from time to time by the board of directors. The board currently consists of ten members. Each director will be elected at the annual meeting for a term that expires at the next regular shareholders' meeting and will hold office for the term for which he or she was elected or until a successor is elected and qualified.
Each of the nominees named below is a current director of Fastenal and has indicated a willingness to be named in this proxy statement and to serve as a director for the ensuing year. Each of the nominees has been previously elected by our shareholders, with the exception of Daniel L. Johnson, who was appointed as a director by our board of directors effective May 24, 2016. Proxies solicited by the board of directors will, unless otherwise directed, be voted to elect the ten nominees named below to constitute the entire board. Notwithstanding the foregoing, in case any such nominee is not a candidate at the annual meeting of shareholders for any reason, the proxies named in the enclosed proxy card may vote for a substitute nominee in their discretion.
The following table sets forth certain information as to each director and nominee for the office of director.

Name	Age	Director Since	Position
Willard D. Oberton	58	1999	Chairman of the Board and Director
Michael J. Ancius	52	2009	Director
Michael J. Dolan	68	2000	Director
Stephen L. Eastman	52	2015	Director
Daniel L. Florness	53	2016	President, Chief Executive Officer, and Director
Rita J. Heise	60	2012	Director
Darren R. Jackson	52	2012	Director
Daniel L. Johnson	53	2016	Director
Scott A. Satterlee	48	2009	Director
Reyne K. Wisecup	54	2000	Senior Executive Vice President – Human Resources and Director
Director Qualifications
Fastenal's board of directors is comprised of a diverse group of individuals of varying backgrounds and experiences. Our management directors bring important internal insights and perspective developed during their years of experience in operations and administration at the company. They provide direct-line feedback for the people-centered culture that has played a major role in the company's success. Our independent directors contribute a variety of expertise derived from their backgrounds in the areas of entrepreneurial leadership, strategic planning, multi-location sales and marketing, manufacturing, distribution, commercial construction, international market development, information technology, publicly-held company reporting, professional administration, investor relations, risk management, and accounting.

The board believes each of the nominees possesses the experience, skills, and attributes to serve on the company's board of directors, and collectively contribute to its ongoing success.
Mr. Willard D. Oberton has served as chairman of the board since April 2014. He also served as the company's chief executive officer from December 2002 through December 2014, when he retired from that position, and again on an interim basis from July 2015 through December 2015. He began his business career with Fastenal in January 1980, and was promoted to branch manager, then district manager, and later to general operations manager. He served as our vice president from March 1997 through June 2000, as our executive vice president from June 2000 through July 2001, as our chief operating officer from March 1997 through December 2002, and as our president from July 2001 through July 2012 and again on an interim basis from July 2015 through December 2015. Mr. Oberton's professional career grew from within Fastenal as he successfully worked, managed, and provided leadership to most of the departments and disciplines integral to the company's growth and financial success. Mr. Oberton's varied experience with the company, including his long tenure as chief executive officer, gives the board unique insight into the company's 'success drivers' and provides continuity to Mr. Florness in the development and execution of the company's strategy. In addition, Mr. Oberton serves on the board of directors of publicly-held Donaldson Company, which gives him useful insight into another organization's corporate governance, compensation planning, and strategic development. Also, he serves on the board of WinCraft, Inc., a privately-held company involved in manufacturing and distributing promotional marketing merchandise, which are important disciplines helpful to Fastenal. Additionally, he has served on the boards of various community and educational organizations, including the board of trustees of St. Benedict's College, St. Joseph, Minnesota.
Mr. Oberton has been a director of Fastenal since 1999.
Mr. Michael J. Ancius serves as the director of strategic planning, financing, and taxation of Kwik Trip, Inc., a position he has held since 1997. Kwik Trip is a privately-held multi-location retail convenience store chain and food processing and logistics company headquartered in La Crosse, Wisconsin, with $4.5 billion in annual revenues and over 18,000 employees at over 500 locations. Prior to 1997, Mr. Ancius was a senior manager with the certified public accounting firm of RSM US LLP for ten years, where he specialized in taxation. His background in strategic planning, board operations, capital markets, capital structures and valuations, insurance risk management, taxation, and financial and accounting matters contributes a unique set of skills to the board. Additionally, his involvement with Kwik Trip's strategic planning and development of Kwik Trip's compensation strategies brings beneficial insight to our compensation committee.
Mr. Ancius has been a director of Fastenal since 2009 and is a member of our compensation committee and chair of our nominating committee.
Mr. Michael J. Dolan has worked as a business consultant since March 2001. From October 1995 through February 2001, he served as executive vice president and chief operating officer of The Smead Manufacturing Company, participating in the management and leadership of that privately-owned manufacturer of office filing products. Prior to 1995, Mr. Dolan was a partner in the international audit and accounting firm of KPMG LLP, which assisted in taking Fastenal public in 1987. He was associated with KPMG LLP for a total of twenty-five years during which time he specialized in advising distribution, transportation, and manufacturing companies, several of which were publicly-held. His operations background in manufacturing, multi-location distribution, transportation, and marketing serves the board and company in these areas integral to Fastenal's business, and provides experience in evaluating business risk as well as opportunity. His financial background and experience in accounting and reporting matters and in advising publicly-held companies provides the experience needed to chair the company's audit and compensation committees. He has also served on various community and educational boards, including the board of trustees of St. Mary's University, Winona, Minnesota.
Mr. Dolan has been a director of Fastenal since 2000, is a member of our nominating committee, and is chair of our audit and compensation committees.
Mr. Stephen L. Eastman, has served as president of the parts, garments, and accessories division of Polaris Industries Inc., a manufacturer and marketer of recreational vehicles with $4.5 billion in annual revenues, a position he has held since August 2015. In his capacity as president, he is responsible for leading the strategic direction, product development, supply chain operations, sales, marketing, and e-commerce of the parts, garments, and accessories division. From February 2012 to August 2015, he served as vice president of that same division. From October 2011 to February 2012, Mr. Eastman worked as an independent business consultant. Prior to October 2011, Mr. Eastman held various managerial positions during a tenure of almost 30 years with Target Corporation, a multi-location and online retailer of consumer products, including president of Target.com from 2008 to October 2011. His background in executive and managerial leadership in multi-location consumer products companies, supply chain strategy, inventory management, and e-commerce provides valuable insight and guidance in these areas to the board.
Mr. Eastman has been a director of Fastenal since 2015 and is a member of our audit and nominating committees.

Mr. Daniel L. Florness, serves as the company's president and chief executive officer. He began his career at Fastenal in 1996, and served as the company's chief financial officer from June 1996 to December 2002, and as an executive vice president and the chief financial officer of the company from December 2002 to December 2015. During his time as chief financial officer, Mr. Florness' experience with the company expanded beyond finance, including leadership of product development and procurement, and, in later years, the company's national accounts business. In his role as president and chief executive officer, Mr. Florness provides the board with critical input on the development and implementation of high level strategies for the company and on the overall operations and resources of the company. In addition, his long prior tenure as chief financial officer makes Mr. Florness uniquely situated to provide the board with in-depth insight into the company's financial planning, internal controls, and regulatory compliance. Mr. Florness also serves on the board of directors of PlastiComp, Inc., a privately-held company specializing in the provision of long fiber thermoplastic composites and technologies. Additionally, he has served on the boards of various community organizations, including the Gundersen Health Board of Trustees, La Crosse, Wisconsin.
Mr. Florness has been a director of Fastenal since January 2016.
Ms. Rita J. Heise has worked as a business consultant since January 2012. From 2002 through her retirement in December 2011, she served as a corporate vice president and chief information officer of Cargill, Incorporated, an international producer and marketer of food, agricultural, financial and industrial products and services, and one of the largest privately-owned companies in the world. In her capacity as the chief information officer, she was responsible for Cargill's information technology worldwide. While at Cargill, she also served as a platform leader providing executive leadership for the agriculture horizon, animal nutrition, and salt/de-icing businesses and was a member of the business transformation and process improvement leadership teams. Prior to joining Cargill, Ms. Heise was the chief information officer for the aerospace business of Honeywell International Inc. and for Honeywell's Europe, Middle East, and Africa operations. During her 25 years at Honeywell, she worked on business integrations, process improvement teams, and mergers and acquisitions; led various information technology assignments; and held various positions in supply chain, operations, customer service, and distribution. Ms. Heise has participated in information technology industry committees and currently serves as chair of the board of Blue Cross Blue Shield of Minnesota, a non-profit health services company. Ms. Heise also serves on the board of directors of Curtiss Wright Corporation, a publicly-held engineering company specializing in providing high-tech, critical-function products, systems, and services to the commercial, industrial, defense and power markets. She previously served on the board of Adventium Labs, a privately-held systems engineering and cyber-security company. Her information technology background, combined with a diverse operations background, offers the board valuable insight on ways for Fastenal to maximize the use of advancing technologies in marketing, operations, and distribution, and to effectively manage cyber-security risks.
Ms. Heise has been a director of Fastenal since 2012 and is a member of our compensation committee.
Mr. Darren R. Jackson retired in January 2016 as chief executive officer and a director of Advance Auto Parts, Inc., a publicly-held auto parts sourcing and distribution company, positions he held since January 2008 and July 2004, respectively. From 2000 through 2007, he was employed at Best Buy Co., Inc., a publicly-held specialty retailer of consumer electronics, and was appointed its executive vice president-finance and chief financial officer in February 2001. Prior to 2000, he served as vice president and chief financial officer of Nordstrom Full Line Department Stores, Inc., a publicly-held organization, and also held various senior positions, including chief financial officer, with Carson Pirie Scott & Company, previously a publicly-held organization. He began his career at KPMG LLP. His background in executive leadership in multi-location consumer products companies contributes valuable insight to enhance Fastenal's basic distribution model, and offers guidance into expansion opportunities. Additionally, his financial and accounting background deepens that expertise on our audit committee. Mr. Jackson joined the board of directors of Cree, Inc., a publicly-held company in the LED lighting market, in May 2016, and Mr. Jackson has also served on the Marquette University board of trustees since 2004.
Mr. Jackson has been a director of Fastenal since 2012 and is a member of our audit committee.
Mr. Daniel L. Johnson is president and chief executive officer of M. A. Mortenson Company, a family-owned commercial, energy, and infrastructure construction company that provides construction-related contracting, development, and program management services throughout North America. Mortenson employs more than 4,500 team members and generates in excess of $3.6 billion of annual revenues. Before assuming his current role as president and chief executive officer in January 2017, Mr. Johnson served as president of Mortenson from January 2015 to December 2016 and as chief operating officer of Mortenson from 2008 to December 2014. Prior to that, he held various leadership and managerial positions with Mortenson since joining that company in 1986. Non-residential construction customers have historically represented 20% to 25% of Fastenal's sales, and Mr. Johnson's background in executive and managerial leadership of a major construction company provides the board with valuable insight into and guidance regarding this important sector of Fastenal's business. Mr. Johnson also serves on several non-profit and industry boards including the Crohn's and Colitis Foundation of America and the ACE Mentor Program.
Mr. Johnson has been a director of Fastenal since May 2016 and is a member of our audit committee.

Mr. Scott A. Satterlee retired in January 2016 as president of the North America Surface Transportation Division of C.H. Robinson Worldwide, Inc., a position he held since December 2014. He served as a senior vice president of transportation of that company from December 2007 through December 2014, and a vice president of transportation of that company from early 2002 through December 2007. C.H. Robinson is a publicly-held global provider of transportation and logistics services headquartered in Eden Prairie, Minnesota. As an executive officer of C.H. Robinson, Mr. Satterlee was responsible for a portion of its worldwide operations with duties that included oversight of a decentralized network of offices, each with local and global account relationships. Additionally, Mr. Satterlee helped develop and oversee implementation of network compensation plans for C.H. Robinson, and was accountable for expanding operations into portions of South America, Europe, and Asia. He brings multi-location operational, compensation, and international business development experience to the board, all consistent with our company's strategic focus.
Mr. Satterlee has been a director of Fastenal since 2009 and is a member of our compensation committee.
Ms. Reyne K. Wisecup serves as the company's senior executive vice president – human resources. She began her career at Fastenal in 1988, and served in various operational and administrative areas until being named human resources director in April 1997. In April 2002, she was promoted to vice president of employee development, a position she held until November 2007 when she was made executive vice president – human resources. In December 2016, Ms. Wisecup was promoted to senior executive vice president - human resources. In her capacity as senior executive vice president – human resources, Ms. Wisecup manages the company's human resources department which includes human relations, payroll, benefits, diversity and compliance, general insurance, legal, and the Fastenal School of Business. Because we credit much of our success to our 'people centered' decentralized structure, relying upon the entrepreneurial motivation and creative energy of our employees, Ms. Wisecup provides a very helpful direct link between the employees and the board which aids the board in shaping employee relations. Her career path also epitomizes the 'promote from within' philosophy which is a cornerstone of Fastenal's culture.
Ms. Wisecup has been a director of Fastenal since 2000.
None of the above nominees is related to any other nominee or to any of our executive officers.
THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR THE ELECTION OF EACH OF THE ABOVE NOMINEES
* * * * * * * * * *
CORPORATE GOVERNANCE AND DIRECTOR COMPENSATION
Director Independence and Other Board Matters
Our board of directors has determined that none of Mr. Ancius, Mr. Dolan, Mr. Eastman, Ms. Heise, Mr. Jackson, Mr. Johnson, or Mr. Satterlee has any relationships that would interfere with the exercise by such person of independent judgment in the carrying out of his or her responsibilities as a director and that each such individual is an independent director under the listing standards of the NASDAQ Stock Market (herein referred to as 'independent directors'). The independent directors constitute a majority of our board of directors and a majority of the nominees for the office of director. In making the board's independence determination, the members of the board were aware of and considered various transactions between Fastenal, on the one hand, and companies in or with respect to which certain of our directors have equity interests or serve as directors, officers, or employees, on the other hand. Those transactions consisted of the purchase of products by such companies from Fastenal in the ordinary course of business and on terms available to comparable unrelated customers in similar circumstances, and the purchase by Fastenal of products or services from such companies in the ordinary course of business on terms negotiated on an arm's-length basis. None of our directors were in any way directly involved with any of these transactions.
All interested parties, including our shareholders, may contact our board of directors by e-mail addressed to bod@fastenal.com. Registered or beneficial owners of our common stock should identify themselves in their e-mails as shareholders of the company. The executive assistant to our chief executive officer periodically reviews all such e-mails and forwards all communications from our shareholders, and all communications from other interested parties requiring board attention, to the chairman of the board.
We have no formal policy regarding attendance by directors at our annual meeting, although most of our directors have historically attended this meeting. Each individual serving as a director of the company at that time attended our 2016 annual meeting.
Board Oversight of Risk
The board of directors recognizes that, although risk management is a primary responsibility of the company's management, the board plays a critical role in oversight of risk. The board, in order to more specifically carry out this responsibility, has assigned the audit committee the primary duty to periodically review the company's policies and practices with respect to risk assessment and risk management, including discussing with management the company's major risk exposures and the steps that have been taken to monitor and control those exposures. The compensation committee has been assigned the duty to assess the impact of the company's compensation programs on risk and recommend to the board of directors the adoption of any policies deemed necessary or advisable in order to mitigate compensation related risks. Information on the compensation committee's involvement in risk assessment and management as they relate to compensation programs is provided below under 'Executive Compensation-Compensation Discussion and Analysis.' Each committee reports to the board ensuring the board's full involvement in carrying out its responsibility for risk management.
The board's oversight role in this area has not affected its leadership structure, largely because of the level of direct communication between various members of senior management and the board and its committees.
Board Leadership Structure and Committee Membership
Mr. Oberton has been the chairman of the board of the company since April 2014, and served as chief executive officer from December 2002 through December 2014, when he retired from that position, and again on an interim basis from July 2015 through December 2015. Upon the election of Mr. Florness as chief executive officer of the company effective January 1, 2016, the roles of chairman and chief executive officer were separated. However, separation of the two offices is not mandated by any corporate governance guidelines of the company and continued separation of the roles will depend upon specific circumstances and the experience and background of the company's leadership.
As chairman, Mr. Oberton is the primary liaison between senior management and the independent directors and provides strategic input and leadership to our executive officers. With input from the other board members, committee chairs, and management, he develops the agenda for board meetings, sets board meeting schedules, and presides over meetings of the board. As the company's chairman, former chief executive officer and a board member for over seventeen years, Mr. Oberton combines a detailed and in-depth knowledge of the company's day-to-day operations with an ability to identify strategic priorities essential to the future success of the company and effectively execute the company's strategic plans.
Mr. Oberton is not responsible for setting agendas for executive sessions of the independent directors. Instead that duty is currently performed by Mr. Dolan with input from the company's other independent directors. Mr. Dolan's role in establishing agendas for the executive sessions helps assure that those sessions remain effective forums for promoting open and candid discussion among the independent directors regarding issues of importance to the company, including evaluating the performance and effectiveness of members of management.
At this time our independent directors have determined not to appoint one of their members to serve as lead independent director due to their view that all of the independent directors should feel equally engaged, responsible for, and involved in, company affairs and that appointment of a single individual to serve as lead independent director would run counter to that objective.
During 2016, we had three standing board committees, consisting of an audit committee, a compensation committee, and a nominating committee. The members of these committees during 2016, and the number of meetings held by the board and by each committee during 2016, are detailed below. Each incumbent director attended more than 75% of the aggregate number of meetings in 2016 of the board and the various committees on which he or she served that were held during his or her term of service on the board.

	Board	Audit	Compensation	Nominating
Mr. Oberton	Chairman
Mr. Ancius	X		X	Chairman
Mr. Dolan	X	Chairman	Chairman	X
Mr. Eastman (1)	X	X		X
Mr. Florness	X
Mr. Hein (2)	X
Ms. Heise	X		X
Mr. Jackson	X	X
Mr. Johnson (3)	X	X
Mr. Miller (2)	X	X		X
Mr. Satterlee	X		X
Ms. Wisecup	X
Number of 2016 meetings	4	6	5	2
(1) Mr. Eastman was appointed to serve as a member of our nominating committee effective May 24, 2016.

(2) Mr. Hein and Mr. Miller did not stand for reelection to our board of directors at the 2016 annual meeting. Mr. Miller served as a member of our audit and compensation committees until his retirement from the board effective April 19, 2016.
(3) Mr. Johnson was elected as a director by our board of directors on May 24, 2016, and was appointed to serve as a member of our audit committee effective the same day.
Audit Committee
Our audit committee consists of four directors, each of whom is an independent director. Our board of directors has determined that Mr. Dolan and Mr. Jackson are 'audit committee financial experts' under the rules of the Securities and Exchange Commission (the 'SEC').
The audit committee is responsible for overseeing our management and independent registered public accounting firm as to corporate accounting, financial reporting, internal controls, audit matters, and corporate risk management, and has the authority to:

•	Select, evaluate, compensate, and replace our independent registered public accounting firm;

•	Pre-approve services to be provided by our independent registered public accounting firm;

•
Review and discuss with our management and independent registered public accounting firm our interim and audited annual financial statements, and recommend to our board whether the audited annual financial statements should be included in our annual report on Form 10-K;

•	Review and discuss with management our major risk exposures and the steps that management has taken to monitor and control such exposures;

•	Monitor the activities and performance of our internal auditors and our independent registered public accounting firm;

•	Monitor the independence of our independent registered public accounting firm;

•	Oversee our internal compliance programs;

•	Review related person transactions for potential conflict-of-interest situations; and

•	Establish procedures for the receipt, retention, and treatment of complaints regarding accounting, internal controls, or auditing matters.
Our audit committee operates under a written charter originally adopted by our board of directors in June 2000 and most recently amended in January 2013. The audit committee reviews its charter on an annual basis to determine if any amendments are needed. A copy of the current charter is available on the Corporate Governance page of the Investors section of our website at www.fastenal.com.
Related Person Transaction Approval Policy
In January 2007, our board of directors adopted a formal written related person transaction approval policy, which sets out our policies and procedures for the review, approval, or ratification of 'related person transactions'. For these purposes, a 'related person' is a director, nominee for director, executive officer, or holder of more than 5% of our common stock, or any immediate family member of any of the foregoing. This policy is reviewed periodically to determine if any amendments are needed. A copy of the current policy is available on the Corporate Governance page of the Investors section of our website at www.fastenal.com.

This policy applies to any financial transaction, arrangement, or relationship or any series of similar financial transactions, arrangements, or relationships in which Fastenal is a participant and in which a related person has a direct or indirect interest, other than the following:

•	Payment of compensation by Fastenal to a related person for the related person's service in the capacity or capacities that give rise to the person's status as a 'related person';

•	Transactions available to all employees or all shareholders on the same terms;

•
Purchases of supplies from Fastenal in the ordinary course of business at the same price and on the same terms as offered to our other customers, regardless of whether the transactions are required to be reported in Fastenal's filings with the SEC; and

•	Transactions, which when aggregated with the amount of all other transactions between the related person and Fastenal, involve less than $120,000 in a year.
Our audit committee is required to approve any related person transaction subject to this policy before commencement of the related person transaction, provided that if the related person transaction is identified after it commences, it must be brought to the audit committee for ratification, amendment, or rescission. The chairman of our audit committee has the authority to approve or take other actions in respect of any related person transaction that arises, or first becomes known, between meetings of the audit committee, provided that any action by the chairman must be reported to our audit committee at its next regularly scheduled meeting.
Our audit committee will analyze the following factors, in addition to any other factors the members of the audit committee deem appropriate, in determining whether to approve a related person transaction:

•	Whether the terms are fair to Fastenal;

•	Whether the transaction is material to Fastenal;

•	The role the related person has played in arranging the related person transaction;

•	The structure of the related person transaction; and

•	The interests of all related persons in the related person transaction.

Our audit committee may, in its sole discretion, approve or deny any related person transaction. Approval of a related person transaction may be conditioned upon Fastenal and the related person following certain procedures designated by the audit committee.
Transactions with Related Persons
There were no related person transactions during 2016 required to be reported in this proxy statement, except that RTP Company, a corporation affiliated with Hugh L. Miller (a former director of Fastenal who retired from service on our board effective April 19, 2016), purchased approximately $593,000 in products from Fastenal during 2016. The purchases were in the ordinary course of business and on terms available to comparable unrelated customers in similar circumstances. All of the capital stock of RTP Company is owned by Mr. Miller and members of his immediate family, and Mr. Miller is the president and chief executive officer of RTP. Mr. Miller did not participate in the negotiation of RTP's contract with Fastenal.
Compensation Committee
Our compensation committee was appointed by our board of directors to discharge the board's responsibilities relating to compensation of Fastenal's executive officers and to oversee and advise the board on the adoption of policies that govern our compensation and benefit programs. Our compensation committee consists of four directors. Each member of our compensation committee qualifies as an independent director. Our compensation committee has the authority to:

•	Evaluate our chief executive officer's performance, and determine and approve all elements of our chief executive officer's compensation;

•	Review the evaluations of the performance of our other executive officers, and approve all elements of their compensation;

•	Approve incentive plan goals for executive officers, review actual performance against goals, and approve plan awards;

•	Review our compensation programs for management employees generally, and make recommendations to our board concerning the adoption or amendment of compensation plans;

•	Review and approve all changes in Fastenal's benefit plans which could result in material changes in costs or the benefit levels provided;

•
Review our compensation policies and practices as they relate to risk management practices and risk-taking incentives, and recommend to the board of directors the adoption of policies to mitigate risks arising from compensation policies and practices;

•	Oversee the process by which the company conducts advisory shareholder votes regarding compensation matters; and

•	Review and discuss with management our Compensation Discussion and Analysis and recommend to our board the inclusion of the Compensation Discussion and Analysis in Fastenal's annual proxy statement.
Our compensation committee may delegate to our chief executive officer the authority, within pre-existing guidelines established by the compensation committee, to approve awards of equity-based compensation under established plans to employees other than executive officers. Our chief executive officer may be present during deliberations of the compensation committee on the compensation of our other executive officers (but not his own) and may provide input at the request of the compensation committee on that compensation. However, he may not vote on executive compensation.
Our compensation committee operates under a written charter originally adopted by our board of directors in February 2007, and most recently amended and restated in January 2013. The compensation committee reviews its charter on an annual basis to determine if any amendments are needed. A copy of the current charter is available on the Corporate Governance page of the Investors section of our web site at www.fastenal.com.

Compensation Committee Interlocks and Insider Participation
None of the members of our compensation committee has ever been an officer or employee of Fastenal. During 2016, no executive officer of Fastenal served as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any other entity that had any of its executive officers serving as a member of our board of directors or compensation committee.
Compensation of our Directors
Our compensation committee makes recommendations regarding director compensation to the full board and the board makes the final decision regarding director compensation after consideration of such recommendations. All of our directors, including our chief executive officer, participated in the deliberations of the board regarding director compensation for 2016.
During 2016, each of our non-employee directors received an annual retainer of $55,000 and each of our employee directors received an annual retainer of $27,500 for his or her services as a director, except that Mr. Miller and Mr. Hein, who did not stand for reelection to the board in 2016, received an annual retainer of $18,333 and $9,167, respectively (or approximately one-third of a full year's retainer), and Mr. Johnson, who was elected to the board effective May 24, 2016, received an annual retainer of $27,500 (or one-half of a full year's retainer). In addition, the chair of the audit committee received an annual retainer of $25,000, the chair of the compensation committee received an annual retainer of $10,000, and the chair of the nominating committee received an annual retainer of $10,000. The annual retainers were paid at the first meeting of the year, except that Mr. Johnson's retainer was paid at the time he was elected to the board. Each of our non-employee directors, other than Mr. Oberton, also received $4,000 for attendance at each regular or special meeting of the board and each committee meeting. Mr. Oberton received a monthly retainer of $30,000 in lieu of meeting attendance fees. In addition, each of our non-employee directors was entitled to be reimbursed for reasonable expenses incurred by such non-employee director in the performance of his or her services as a director or committee member, including reasonable expenses of attendance at board and committee meetings.
The following table sets forth information with respect to the 2016 compensation for each of our directors, in their capacity as directors, other than any of our directors who are named executive officers (as defined below in 'Proposal #4 - An Advisory Vote on a Non-binding Resolution to Approve the Compensation of our Executive Officers Disclosed in this Proxy Statement'). The compensation of our named executive officers, in their capacity as directors and executive officers of Fastenal, is set out in the Summary Compensation Table under 'Executive Compensation - Summary of Compensation' later in this document.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Willard D. Oberton	415,000	—	—	—	—	—	415,000
Michael J. Ancius	109,000	—	—	—	—	—	109,000
Michael J. Dolan	158,000	—	—	—	—	—	158,000
Stephen L. Eastman (1)	99,000	—	—	—	—	—	99,000
Rita J. Heise	91,000	—	—	—	—	—	91,000
Darren R. Jackson	95,000	—	—	—	—	—	95,000
Daniel L. Johnson (2)	43,500	—	—	—	—	—	43,500
Hugh L. Miller (3)	38,333	—	—	—	—	—	38,333
Scott A. Satterlee	91,000	—	—	—	—	—	91,000
Reyne K. Wisecup	27,500	—	—	—	—	—	27,500
(1) Mr. Eastman was appointed to serve as a member of our nominating committee effective May 24, 2016.
(2) Mr. Johnson was elected as a director of the company by our board of directors on May 24, 2016, and was appointed to serve as a member of our audit committee effective the same day.
(3) Mr. Miller retired from our board of directors on April 19, 2016. Mr. Miller served as a member of our audit and compensation committees until his retirement from the board.
Effective December 2016, the board approved a fee of $4,000 for attendance by independent directors at each separate meeting of the independent board members. Effective January 2017, the board also increased the annual retainer for non-employee directors to $85,000, increased the annual retainer for employee directors to $42,500, and decreased the monthly retainer for Mr. Oberton in lieu of meeting attendance fees to $25,000. All other elements of director compensation were unchanged.

Nominating Committee
Our nominating committee assists the board in maintaining effective governance of the company by identifying and recommending to the board appropriate candidates to serve as directors of the company and periodically assessing the composition of our board. Our nominating committee consists of three directors, each of whom qualifies as an independent director.
Our nominating committee has the authority to:

•	Periodically review the composition, skills, and qualifications of members of the board and recommend any changes to the board in its size or composition;

•	Engage in succession planning for the chairman of the board and other board members;

•	Identify, evaluate, recruit, and recommend to the board candidates to fill any vacant or newly created board positions;

•	Recommend to the board candidates for election as directors at the annual shareholders meeting;

•	Consider any resignations tendered by directors and recommend appropriate action to the board in response; and

•	Regularly review its performance and the adequacy of its charter.
Our nominating committee operates under a written charter originally adopted by our board of directors in January 2012. The nominating committee reviews its charter on an annual basis to determine if any amendments are needed. A copy of the current charter is available on the Corporate Governance page of the Investors section of our website at www.fastenal.com.
Director Nomination Process
Our nominating committee believes the following qualifications, skills and attributes are necessary for the company's directors:

•	Integrity, intelligence, good judgment, ambition, and innovation;

•	Loyalty to our company and concern for its success and welfare;

•	The ability and willingness to apply sound and independent judgment;

•	An awareness of a director's vital part in our good corporate citizenship;

•	Time available for meetings and consultation on company matters;

•	The commitment to serve as a director for a reasonable period of time; and

•	The willingness to assume the fiduciary responsibilities of a director.
In selecting and evaluating director candidates, the nominating committee also considers an individual's business, employment and educational background, leadership experience in business or administrative activities, breadth of knowledge about issues affecting our company, and ability to contribute complementary expertise to board or committee activities.
In July 2012, the board adopted an 'age-limitation' policy relating to service on the board. The policy provided that no person would be nominated by the board for election by the shareholders of the company to the board, or appointed by the directors of the company to fill any vacancy on the board, during any year if such person is 74 years of age or older on January 1st of such year. In October 2016, the board amended this policy to decrease the maximum age from 74 years to 72 years.
Although our board does not have a formal policy relating specifically to the consideration of diversity in the selection and evaluation of director nominees, it does seek a diversity of perspectives, backgrounds, and life experiences. The nominating committee is mindful of the board's view in this regard in discharging its responsibilities.
If, after consultation with the full board and members of management to determine the needs of the company for new directors, the nominating committee decides to recommend the addition of one or more directors, or if a vacancy occurs on the board that the nominating committee determines should be filled, the process described below will be followed by the nominating committee:

•	With input from the chairman of the board, it will initiate the search for director candidates;

•	Identify a slate of candidates for consideration;

•	Conduct inquiries into the background and qualifications of identified candidates;

•	Determine those candidates who should be interviewed and conduct the interviews;

•	Approve a candidate for recommendation to the board; and

•
Seek board endorsement of the recommended candidate for election by our shareholders or board appointment of the recommended candidate to fill a vacancy or a newly created board position between shareholder meetings.

Our nominating committee has the authority to retain search firms to assist in identifying and evaluating director candidates, as well as any other advisors as the nominating committee determines necessary to carry out its duties. Fastenal is required to provide appropriate funding, as determined by our nominating committee, for payment of compensation to any search firm or other advisors so employed by the nominating committee.

Our nominating committee will consider director candidates recommended by our shareholders. Candidates recommended by our shareholders will be evaluated in the same manner as other candidates. Shareholders may recommend candidates by sending an e-mail to nominate@fastenal.com or by writing to Nominating Committee, Fastenal Company, 2001 Theurer Boulevard, Winona, Minnesota 55987 and providing that candidate's name, biographical data, and qualifications.
Annual Board Evaluations
Our nominating committee reviews the composition, skills and qualifications of the individual members of our board of directors on an annual basis, and reports to the board of directors regarding suggested changes in size or composition of the board of directors and any succession planning for the chairman of the board and other board members.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 (the 'Exchange Act') requires our directors and officers to file initial reports of share ownership and reports of changes in share ownership with the SEC. Our directors and officers are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to us and written representations from our directors and officers, all Section 16(a) filing requirements were met for 2016, except that the Form 4 for Mr. Satterlee's acquisition of 2,500 shares on February 8, 2016 was filed two days late.

* * * * * * * * * *
PROPOSAL #2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
Our audit committee has selected KPMG LLP to serve as our independent registered public accounting firm for the year ending December 31, 2017. While it is not required to do so, the audit committee is submitting the selection of KPMG LLP for ratification by our shareholders in order to ascertain the view of our shareholders. If the selection is not ratified, the audit committee will reconsider its selection. Proxies solicited by our board of directors will, unless otherwise directed, be voted to ratify the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2017.
A representative of KPMG LLP will be present at the annual meeting and will be afforded an opportunity to make a statement if such representative so desires and will be available to respond to appropriate questions during the meeting.
THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR
RATIFICATION OF THE SELECTION OF KPMG LLP AS FASTENAL'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
* * * * * * * * * *
AUDIT AND RELATED MATTERS
Audit Committee Report
As noted earlier, our audit committee oversees the company's financial accounting and reporting processes and systems of internal controls. In performing its oversight function, our audit committee relies upon advice and information received from Fastenal's management and independent registered public accounting firm.
In that regard, our audit committee has reviewed and discussed with both the management of the company and representatives of our independent registered public accounting firm our audited consolidated financial statements for 2016, as well as management's assessment of the effectiveness of our internal controls over financial reporting. Management represented to our audit committee as part of those discussions that our audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.
Our audit committee also discussed with our internal auditors and representatives of our independent registered public accounting firm the overall scope and plans for their respective audits. Our audit committee met with the internal auditors and representatives of our independent registered public accounting firm, with and without management present, to discuss the results of their audits, their evaluations of our internal controls, including internal control over financial reporting, and the overall quality of our financial reporting.
Our audit committee further discussed with representatives of our independent registered public accounting firm the matters required to be discussed with audit committees by the applicable Public Company Accounting Oversight Board's standards. Our audit committee also received the written disclosures and the letter from our independent registered public accounting firm required by the Public Company Accounting Oversight Board regarding our independent registered public accounting firm's communications with the audit committee concerning independence, and discussed with representatives of our independent registered public accounting firm the independence of that firm.
Based on the review and discussions referred to above, our audit committee recommended to our board of directors that our audited financial statements for 2016 be included in our 2016 annual report on Form 10-K for filing with the SEC.

Michael J. Dolan (Chair)	Stephen L. Eastman	Darren R. Jackson	Daniel L. Johnson
Members of the Audit Committee

Audit and Related Fees
In connection with the audit of our 2016 and 2015 consolidated financial statements, we entered into engagement letters with KPMG LLP which set forth the terms by which KPMG agreed to perform audit services for us. These agreements are subject to alternative dispute resolution procedures.
The following table presents fees billed, or expected to be billed, by our independent registered public accounting firm for professional services, in the years indicated, by category, as described in the notes to the table.

	2016	2015
Audit fees
Consolidated audit fees(1)	$735,000	$784,000
Statutory audit fees(2)	25,000	50,650
	760,000	834,650
Audit-related fees(3)	32,500	31,000
Tax fees(4)	—	3,256
All other fees(5)	5,246	—
Total	$797,746	$868,906

(1)
Aggregate fees for professional services rendered by our independent registered public accounting firm for the audit of Fastenal's annual financial statements, audit of internal control over financial reporting, and review of financial statements included in our quarterly reports on Form 10-Q.

(2)	Aggregate fees for statutory audit services related to our Puerto Rico (2015 only), Panama, and Latin America operations.

(3)	Aggregate fees billed for audit-related services related to our 401(k) plan and review services related to our Dominican Republic operations.

(4)	Aggregate fees for tax compliance services and tax return preparation.

(5)	Aggregate fees for professional advisory services related to compliance with Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act dealing with conflict minerals.
Independence of Principal Accountant
Our audit committee has considered whether, and has determined that, the provision of the services described above was compatible with maintaining the independence of our independent registered public accounting firm.
Pre-Approval of Services
The Sarbanes-Oxley Act of 2002 and the rules of the SEC regarding auditor independence require the pre-approval by our audit committee or pursuant to pre-approval policies and procedures established by our audit committee of audit and non-audit services provided to us by our principal accountant. There is an exception for de minimis non-audit services which may, under certain circumstances, be approved retroactively. Our audit committee has granted to its chairman, Mr. Dolan, the authority to pre-approve the provision of audit and non-audit services, provided that he reports any such pre-approvals to the audit committee at its next scheduled meeting. All of the services were pre-approved in accordance with our pre-approval policy, and none of the services provided to us by our independent registered public accounting firm in 2016 or 2015 were approved retroactively pursuant to the exception to the pre-approval requirements for de minimis non-audit services described above.
* * * * * * * * * *

PROPOSAL #3 - RE-APPROVAL OF THE FASTENAL COMPANY INCENTIVE PLAN

We are asking our shareholders to re-approve the Fastenal Company Incentive Plan pursuant to which cash incentive awards are made to eligible employees of the company. Because five years have passed since the last approval by our shareholders of the incentive plan, Section 162(m) of the Internal Revenue Code requires us to obtain shareholder re-approval of the material terms of the plan in order to preserve our ability to deduct, for federal income tax purposes, performance-based incentive compensation paid to certain of our executive officers. We generally seek to preserve our ability to claim tax deductions for compensation paid to executives to the greatest extent practicable.

Section 162(m) of the Internal Revenue Code generally does not allow a publicly held company to obtain a tax deduction for compensation of more than $1,000,000 paid in any fiscal year to certain 'covered employees' unless such compensation is considered 'performance-based' in accordance with Section 162(m) and its implementing regulations published by the Treasury Department. Under Section 162(m) as currently interpreted by the Internal Revenue Service, the group of 'covered employees' as of the end of any taxable year consists of a company's chief executive officer and its three other most highly compensated executive officers, other than the chief financial officer. Cash bonuses and incentive payments will qualify as performance-based compensation if:

•	They are payable solely on account of the attainment of one or more objective performance goals;

•	The performance goals are determined by a compensation committee comprised solely of outside directors at a time when the achievement of the goals is still substantially uncertain;

•	The material terms under which the bonuses are to be paid, including the nature of the performance goals or the formula used to calculate the bonus amounts, are approved by the shareholders; and

•	The compensation committee certifies that the performance goals and other material terms have been satisfied before the bonuses are paid.

Our compensation committee is comprised solely of outside directors and therefore satisfies the requirements of Section 162(m). Our incentive plan was structured in a manner intended to comply with the requirements of Section 162(m) and was last approved by our shareholders in April 2011.

The full text of our incentive plan is attached to this proxy statement as Appendix A.

Description of Incentive Plan

The more significant features of our incentive plan are described below:

Administration
Our compensation committee, all of whose members are outside directors, administers the incentive plan. The compensation committee has the authority to grant cash awards upon such terms, not inconsistent with the terms of the incentive plan, as it considers appropriate. In addition, the compensation committee has complete authority to interpret all provisions of the incentive plan, to adopt, amend, and rescind rules and regulations pertaining to the administration of the incentive plan, and to make all other determinations necessary or advisable for the administration of the incentive plan.

Eligibility
All of our employees, who currently number approximately 20,000, are eligible to participate in the incentive plan. Our compensation committee determines which employees will be participants in the incentive plan. Our compensation committee has to date limited participation to our executive officers, and expects that it will continue to limit participation in the same manner. However, the criteria the compensation committee applies to determine who may participate may change in future years. Other annual or short-term bonus arrangements may be made available to employees who are not executive officers.

Performance Measures
Participants will receive awards under the incentive plan whose payout will be contingent upon the degree of attainment over the applicable performance period of one or more performance goals based on performance measures specified in the incentive plan. At the start of each performance period the compensation committee will select the applicable performance measure(s), specify the performance goals(s) based on those performance measures, and specify, in terms of an objective formula or standard, the method for calculating the amount payable to a participant if the performance goals(s) are satisfied. The performance measures to be utilized in connection with any plan award intended to qualify as performance-based compensation for purposes of Section 162(m) are to be one or any combination of two or more of the following metrics:

•	Net sales;

•	Net earnings;

•	Earnings before one or more of interest, income taxes, depreciation, amortization, or other adjustments;

•	Earnings per share (basic or diluted);

•
Profitability as measured by return ratios (including return on assets, return on equity, return on investment, and return on net sales) or the degree to which any of the foregoing earnings measures exceeds a percentage of net sales;

•	Cash flow;

•	Market share;

•	Margins (including one or more of gross, operating, and net earnings margins);

•	Stock price;

•	Total shareholder return;

•	Economic value added; and

•	Working capital.

Any performance measure utilized may be expressed in absolute amounts, on a per share basis, as a growth rate or change from preceding periods, as a comparison to the performance of specified companies or other external indices or measures, or as a percentage of any of the criteria, and may relate to Fastenal-wide, unit, division, affiliate or individual performance.

Performance Periods
A performance period is the measure of time specified by our compensation committee over which the degree of attainment of the specified performance measures will be measured. A performance period must be at least one fiscal quarter in duration for awards involving 'covered officers', defined in the incentive plan as participants who are, or are designated by the compensation committee as persons who may potentially be, 'covered employees' for purposes of Section 162(m). The compensation committee expects to continue our current practice of using quarterly performance periods.

Payment of Awards
All awards under the incentive plan for a performance period will be paid in cash following the end of such performance period and our compensation committee's certification of the degree to which applicable performance goals based on performance measures selected for the performance period were attained. The compensation committee may reduce, in its discretion, the amount of any award otherwise payable under the incentive plan. The maximum individual award payment that can be made under the incentive plan may not exceed the greater of (i) $1,000,000 for a quarterly performance period (or the corresponding multiple of that amount for any performance period that is more than one quarter in duration), or (ii) 4.5% of the amount by which our company's earnings before income taxes for the applicable performance period exceed 105% of our company's earnings before income taxes for the comparable fiscal period in the immediately preceding calendar year. For purposes of this calculation, our company's earnings before income taxes for any period shall be such amount as is reported (or to be reported) for that period in the company's periodic reports filed with the SEC.

Termination of Employment
Ordinarily, no award for a performance period will be paid to a participant who is not actively employed by us at the end of the applicable performance period. If a participant's employment ends during a performance period, our compensation committee does, however, have the discretion to approve payment to the participant, or his or her beneficiaries, of a pro rata portion of the award payment the participant would have received but for the fact that the participant's employment ended.

Compensation Recovery Policy
To the extent that any compensation associated with an award under the incentive plan is considered 'incentive-based compensation' within the meaning and subject to the requirements of Section 10D of the Exchange Act, such compensation will be subject to potential forfeiture to or recovery by us in accordance with any compensation recovery policy we adopt in the future in response to new requirements of Section 10D of the Exchange Act and any related implementing rules and regulations.

Amendment and Termination
Our compensation committee or board of directors may amend, suspend or terminate the incentive plan from time to time. An amendment will be subject to the approval of our shareholders only if such approval is necessary to maintain the incentive plan in compliance with Section 162(m) or other applicable laws and regulations.

Federal Income Tax Consequences

All cash award payments made under the incentive plan are taxable to the participant when made. The incentive plan is intended to comply with Section 162(m). Our goal in this regard is to enable us to make award payments under the incentive plan to participants who are or may be 'covered employees' for purposes of Section 162(m) that can qualify as performance-based compensation and enable us to claim a federal income tax deduction for the full amount of any such award payment.

Future Awards

Future payments under the incentive plan for 2017 will be based on actual performance during quarters that are not yet completed and awards under the incentive plan for years after 2017 are discretionary with the compensation committee. As a result, amounts payable or allocable under the incentive plan in the future to any particular individual or group of individuals are not currently determinable.

THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR
THE RE-APPROVAL OF THE FASTENAL COMPANY INCENTIVE PLAN

* * * * * * * * * *

PROPOSAL #4 – AN ADVISORY VOTE ON A NON-BINDING RESOLUTION TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS DISCLOSED IN THIS PROXY STATEMENT
Our compensation committee has described our compensation philosophy in the Compensation Discussion and Analysis contained in this proxy statement. Shareholders are urged to read the Compensation Discussion and Analysis which also discusses how our compensation programs implement our compensation philosophy, as well as the Summary Compensation Table and other related tables and narrative disclosure which describe the compensation of all individuals who served as our chief executive officer or our chief financial officer during any part of 2016 and the other three most highly compensated executive officers of Fastenal in 2016 who were serving as executive officers at the end of 2016 (our 'named executive officers') set forth under 'Executive Compensation' below. The compensation committee and the board of directors believe the policies and procedures articulated in the Compensation Discussion and Analysis are effective in implementing our compensation philosophy and in achieving our compensation goals and that the compensation of our executive officers in 2016 reflects and supports these compensation policies and procedures.
As required pursuant to Section 14A of the Exchange Act, shareholders are being asked to vote on the following resolution:
RESOLVED, the shareholders of Fastenal Company approve, on an advisory basis, the compensation of the company's named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables, and related disclosures contained in the section of the proxy statement for the 2017 Annual Meeting of Shareholders captioned 'Executive Compensation'.
This advisory vote on executive compensation, commonly referred to as a 'say-on-pay' advisory vote, is not binding on our board of directors. However, the board and compensation committee will take into account the results of the vote when determining future executive compensation arrangements.
THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR
ADOPTION OF THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
* * * * * * * * * *
PROPOSAL #5 – AN ADVISORY, NON-BINDING VOTE TO DETERMINE THE FREQUENCY (WHETHER ANNUAL, BIENNIAL, OR TRIENNIAL) WITH WHICH SHAREHOLDERS OF THE COMPANY SHALL BE ENTITLED TO HAVE AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing shareholders an advisory vote on the frequency with which our shareholders shall have the advisory 'say-on-pay' vote on executive compensation as provided for in Proposal #4 above. This vote is required under Section 14A of the Exchange Act.

The advisory vote on the frequency of the 'say-on-pay' vote is a non-binding vote as to how often the 'say-on-pay' vote should occur: every year, every two years, or every three years. In addition, shareholders may abstain from voting. We are required to hold the advisory vote on the frequency of the 'say-on-pay' vote at least once every six years.

Our board of directors concluded that an annual advisory vote to obtain shareholder feedback is appropriate for our organization. If we conclude over the next several years that this annual vote is not a useful tool for the maintenance of our simple compensation structure that rewards both short-term execution and long-term strategy, we will so advise our shareholders and reduce the frequency as so allowed. We believe this approach is consistent with the type of open and transparent dialogue we have had with our shareholders since first going public in 1987.

Shareholders are being asked to vote on a resolution to determine, on an advisory basis, whether the frequency with which the shareholders shall have an advisory vote on executive compensation set forth in the company's proxy statement for its annual meeting of shareholders, beginning with the 2017 annual meeting of shareholders, should be (i) every year, (ii) every two years, or (iii) every three years. The choice of frequency which receives the highest number of votes will be deemed the choice of the shareholders.

Although this advisory vote on the frequency of the 'say-on-pay' vote is not binding on our board of directors, the board and compensation committee will take into account the result of the vote when determining the frequency of future 'say-on-pay' votes.

THE BOARD OF DIRECTORS RECOMMENDS VOTING FOR EVERY YEAR AS THE FREQUENCY ALTERNATIVE FOR FUTURE SHAREHOLDER ADVISORY VOTES ON THE APPROVAL OF EXECUTIVE COMPENSATION

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EXECUTIVE COMPENSATION
Compensation Committee Report
Our compensation committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on the compensation committee's review of, and discussions with management with respect to, the Compensation Discussion and Analysis, the compensation committee has recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement and in our 2016 annual report on Form 10-K.

Michael J. Dolan (Chair)	Michael J. Ancius	Rita J. Heise	Scott A. Satterlee
Members of the Compensation Committee
Compensation Discussion and Analysis
Executive Summary
This Compensation Discussion and Analysis provides information about the fiscal 2016 compensation programs for our named executive officers, who, in 2016, were:

•	Mr. Daniel L. Florness, President and Chief Executive Officer

•	Mr. Holden Lewis, Executive Vice President and Chief Financial Officer (effective August 16, 2016)

•
Ms. Sheryl A. Lisowski, Controller and Chief Accounting Officer (from January 1, 2016 through January 13, 2016), Interim Chief Financial Officer, Controller, and Chief Accounting Officer (from January 14, 2016 through August 15, 2016), and Controller, Chief Accounting Officer, and Treasurer (effective August 16, 2016)

•	Mr. Leland J. Hein, Senior Executive Vice President - Sales

•	Mr. Terry M. Owen, Senior Executive Vice President - Sales Operations

•	Mr. Jeffery M. Watts, Vice President - International Sales (from January 1, 2016 through December 19, 2016) and Executive Vice President - International Sales (effective December 20, 2016)

We believe compensation programs are most effective when they are fair, simple, transparent, designed to motivate employees to take prudent entrepreneurial risk to achieve company goals, and paid as close to the time the goals are achieved as is possible. Our primary objective is to structure compensation so as to ensure that a significant portion is directly tied to achievement of financial and operational goals and other factors that impact shareholder value. Consistent with this philosophy, our compensation program for executive officers incorporates features such as the following:

•	Annual base salaries are generally below the market median;

•	Quarterly cash incentive opportunities based on growth in pre-tax or net earnings are typically above the market median;

•	Long-term incentives are provided annually in the form of stock options with extended (generally five to eight year) vesting periods, and are not limited to senior executives;

•	No discounted or reload stock option awards are permitted, and the re-pricing of stock options is prohibited;

•
The vesting of stock option awards is accelerated in connection with a change in control only if the awards are neither assumed nor replaced by the surviving entity in the change in control transaction;

•	Retirement and health and welfare plans in which executive officers participate are the same as those generally available to all U.S. employees;

•	No perquisites are provided; and

•	There are no employment, severance, or change in control agreements with any employees, including executive officers.

Base salaries for our named executive officers for 2016 were generally unchanged from 2015, except for adjustments due to changes in an officer's position and increases primarily reflective of an officer's enhanced level of responsibility within the company, and except for Mr. Lewis, who joined the company on August 16, 2016, and Ms. Lisowski, whose base salary was raised to bring it closer in line with other executive officers who have comparable levels of responsibility.

Quarterly cash incentive programs for our named executive officers were restructured in 2015. In 2014, if pre-tax or net earnings for any quarter exceeded 105% of pre-tax or net earnings for the same quarter in the previous year, we paid our named executive officers cash bonuses for that quarter equal to a specified percentage of the excess amount. While our method of determining cash incentives for our named executive officers in 2015 continued to reward earnings growth, the minimum target was reduced from 105% to 100% and the payout percentages were also adjusted to partially offset the change in the minimum target. The structure of the quarterly cash incentive programs for our named executive officers for 2016 was substantially the same as the structure in 2015. Cash incentive plan payouts to our named executive officers for 2016 (excluding Mr. Lewis, who was not an employee in 2015) were approximately 74% less than the payouts for 2015.

The table below sets out certain financial information for the company for each of the past three years and includes our actual annual pre-tax earnings and net earnings on a company-wide basis and an annualized calculation of our minimum target pre-tax earnings and net earnings on a company-wide basis. As noted above, bonuses for our executive officers are determined and paid out on a quarterly basis; however, we felt an annualized depiction would more clearly illustrate the philosophy underlying the bonus component of our compensation program.

	2016	% change	2015	% change	2014	% change
Net sales	3,962,036,000	2.4%	$3,869,187,000	3.6%	$3,733,507,000	12.2%
Pre-tax earnings	789,729,000	-4.4%	826,020,000	4.9%	787,434,000	10.4%
Pre-tax percent of sales	19.9%		21.3%		21.1%
Net earnings	499,478,000	-3.3%	$516,361,000	4.5%	$494,150,000	10.1%
Pre-tax earnings minimum target (1)	826,020,000		$787,434,000		$749,141,000
Actual pre-tax earnings less the
minimum target	(36,291,000)		$38,586,000		$38,293,000
Net earnings minimum target (1)	516,361,000		$494,150,000		$471,068,000
Actual net earnings less the
minimum target	(16,883,000)		$22,211,000		$23,082,000
(1) Pre-tax and net earnings targets were calculated as 100% of the prior year's actual pre-tax or net earnings for 2016 and 2015, and as 105% of the prior year's actual pre-tax or net earnings for 2014.

Stock option grants were made in 2016 to all of our named executive officers (other than Mr. Lewis, who joined the company later in the year) consistent with a change in practice in 2015 pursuant to which most of our employees with option awards are now receiving yearly grants.

In deciding to continue our existing executive compensation practices in 2016 in a manner largely consistent with 2015, our compensation committee took into account the fact that the holders of over 93% of the shares voted at our 2016 annual meeting of shareholders approved, on an advisory basis, the compensation of our named executive officers in 2015 as disclosed in the proxy statement for the 2016 annual meeting.

Mitigation of Compensation-Related Risk
The company's management, in concert with the compensation committee, has examined the company's compensation policies, plans, and practices to determine if they create incentives or encourage behavior that is reasonably likely to have a material adverse effect on the company. In conducting this examination, management and the compensation committee have reviewed the company's compensation plans and programs, including incentive bonus and equity award plans, and evaluated the impact of such plans and programs in terms of business risk and the mitigating controls in place to manage those risks. Such controls include:

•	Approval by our board of directors and the compensation committee of significant compensation plans and programs;

•
Oversight by the compensation committee of compensation plans and programs for senior executive management employees, including approval of incentive plan goals, review of actual performance against goals, and approval of award payouts;

•	Regular scrutiny of performance and compliance with policies and procedures by senior executive managers responsible for specific business areas;

•	Ongoing monitoring of specific asset areas by regional finance managers, and by internal audit and finance department personnel;

•
The design of our executive cash incentive arrangements, which (i) by focusing on quarterly growth in profits, provides executives with the immediate feedback necessary to take prompt action to correct unacceptable financial results and the motivation to take such action, and (ii) by using actual profits in current periods, rather than projected profits, as the bases for setting the minimum performance targets in future periods, reduces the incentive to manipulate results, as any overstated profits, giving rise to increased bonuses, in one year would result in overstated minimum targets, giving rise to reduced bonuses, in the next year; and

•	Longer than typical vesting periods for equity-based compensation that encourage long-term perspectives among employees.

Because of the controls in place, we have concluded that there are no unmitigated risks created by the company's compensation policies, plans and practices that create incentives or encourage behavior that are reasonably likely to have a material adverse effect on the company.
Underlying Philosophy
Equitable Treatment and Entrepreneurial Culture
Companies succeed to the extent that all persons in the organization pursue a common goal. Fastenal's goal is simple - Growth through Customer Service®. We keep everyone focused on this common goal by treating everyone fairly and equitably. We believe all of our people are 'key people' in the achievement of our success and that belief is reflected in our compensation system. By striving for fair and equitable treatment for all employees, everyone can stay focused on the common goal of growing our business by serving the customer.
Equitable treatment does not mean equal compensation. Compensation will be fair, but not the same for everyone, if it is based on an employee's knowledge and responsibilities, the difficulty of the task being performed by the employee, and the leadership requirements of the employee's position. The reward system must be designed to keep everyone focused on our common goal, yet developed in such a manner so as to mitigate unnecessary risk taking. With this in mind, our compensation program is designed to be simple, understandable, and transparent to all.
We are a decentralized company with decisions made by those closest to our customer. We avoid central planning as we believe it stifles the creativity of our people and because it is, quite frankly, too slow. To mitigate and control risk, we teach our employees to make decisions within the framework of the company goal - Growth through Customer Service®. This structure has been developed from the ground up, not top down, and it continues to change as needed to meet customer needs, hence focusing on 'growing the business'.
To best achieve success, we expect and encourage our people to take entrepreneurial risk. People are hired because of their entrepreneurial attitudes and we encourage and reward this important mindset. We think of our business as being approximately 2,500 highly orchestrated local businesses working in concert. Our organization is structured to serve our customers and achieve Growth through Customer Service®. The highly motivated entrepreneurs running each of our stores make the daily decisions needed to serve our customers and to make themselves and the company successful, and those decisions directly impact the compensation of the individuals who make them. Our compensation system fosters entrepreneurship and progress toward our common goal of profitable growth by making the growth of our sales or profits a key element of the payment formula for most bonuses. The feeling of ownership, propelled by our compensation programs, is an important characteristic that drives our success.

Our people are motivated by the knowledge that if they work hard and demonstrate their creativity and contribute to our success, the opportunities are significant. Incentive compensation, quickly paid, is an important part of the reward structure in our company.
Simplicity, Transparency, and Immediacy
We believe that compensation programs are most effective if they are simple, concise, and openly communicated. In that regard, we do not have an elaborate compensation system with many different components, and the few elements of our compensation system are simple and easy for our employees - the people we need to motivate to achieve our success - and our shareholders to understand. We believe that a more complex compensation system would risk distracting our employees from the common goal of profitably growing our business. In addition, we have systems in place that let our employees know, on a daily basis, how their stores are performing compared to other stores in our organization and how that performance impacts their compensation.
We pay cash bonuses as close as we can to the time when the work is performed and results are achieved. Generally, we pay bonuses for performance achievement on a monthly or quarterly basis. We don't wait until the end of the year, or several years. We believe that quick payment of cash bonuses serves to motivate our people and control business risk. In our line of business, undue risk manifests itself quickly in unacceptable financial results, and our compensation system is designed to ensure that unacceptable financial results are immediately reflected in our peoples' compensation so as to provide them with the feedback and motivation necessary to take prompt corrective action. Our entrepreneurial environment, where actions are rewarded and penalized, means our people immediately feel the effects of their decisions.
Compensation Program Goals and Objectives
Our goals and objectives in designing our compensation programs for all employees, including our executive officers, are to have programs that:

•	Align the interests of our employees with those of our shareholders;

•	Are simple, understandable, and transparent;

•	Are reasonable, fair and equitable, to both the employees and shareholders;

•	Reflect compensation differences based on position and responsibility, providing more variable and contingent compensation to those with greater responsibilities;

•	Pay bonuses quickly; and

•	Achieve overall compensation levels that are sufficiently competitive to retain, attract, and motivate all employees, and reflect their responsibilities.
Our compensation programs are designed to reward:

•	Achievement of stated goals, targets, and superior results necessary to profitably grow our business;

•	A focus on Growth through Customer Service®;

•	An entrepreneurial mindset;

•	Personal growth and assumption of additional responsibilities; and

•	Prudent management of business risk.
We do not use the services of outside consultants to establish or monitor our compensation programs.
How Employees are Compensated
Approximately 75% of our employees interface directly with customers on a daily basis. Our goal with respect to compensation of these employees is simple; a significant portion of their pay should be based on how well they have grown their piece of the business and served our customers. Typical pay arrangements provide a base amount paid periodically during the month, along with a major opportunity to earn bonus amounts, paid monthly, based on growth in sales, gross profit achieved, the opening of new accounts, increase in sales to active accounts, prudent management of inventory levels, and collections of accounts receivable. We believe our combination and mix of base and bonus pay motivates our people to high levels of individual and company success, as the goals and objectives have been repeatedly demonstrated to be achievable with superior effort.
Of the remaining approximately 25% of our employees, many are similarly compensated for their contribution to attaining predetermined departmental or project and cost containment goals, most focused on either customer service or better execution of company-wide activities. In these cases, the incentives are paid as soon as possible upon attainment of the goal. Again, the goals and objectives are clearly communicated and the resources for success are provided.
Because we believe the growth in the company's stock value should be the reward for achieving long-term success consistent with being an owner, we have a stock option plan. Since certain of our foreign employees are unable to receive stock options due to legal restrictions, we also have a stock appreciation rights plan for those foreign employees. Stock appreciation rights granted under that plan are settled in cash. All of our employees are eligible to receive stock option grants or stock appreciation rights.
We believe our combination of short and long-term rewards and incentives has proven successful as reflected in our historic performance and acceptable levels of employee retention and turnover.
Management's Role in Setting Executive Compensation
Management plays an important role in our executive compensation setting process. The most significant aspects of management's role are:

•	Evaluating employee performance;

•	Recommending business performance targets and objectives; and

•	Recommending salary levels and option awards.

While the ultimate decisions regarding executive compensation are made by the compensation committee, our chief executive officer worked with our compensation committee in 2016 in establishing the agenda and discussion surrounding executive compensation. During this process, the chief executive officer was asked to provide:

•	The background information regarding our strategic objectives;

•	His evaluation of the performance of our other executive officers; and

•	Compensation recommendations as to other executive officers.

In setting the compensation level for our chief executive officer for 2016, the compensation committee asked for and received input from that individual about what was reasonable and fair, yet challenging, in terms of setting performance goals. We respect our chief executive officer's knowledge of our business and industry; however, the final determination as to the compensation of our chief executive officer was made by the compensation committee after careful consideration of numerous factors.

Change in Control Arrangements
We have no employment, severance, or change in control agreements with any of our executive officers. Our stock option plan provides that if the company is not the surviving or acquiring corporation in the event of a merger or similar transaction, then the vesting and exercisability of outstanding stock options will be accelerated only if the surviving or acquiring corporation does not assume or replace the outstanding options. The vesting and exercisability of outstanding options will also be accelerated in the event of a dissolution or liquidation of the company. The change in control provisions in our stock option plan are designed to ensure maximum flexibility for the company in the event of a merger or similar transaction, in that we can provide for the continuation of options if that is more attractive to potential acquiring companies or can provide for acceleration of vesting of options if we believe doing so would facilitate retention of critical employees during acquisition discussions, would better motivate management to obtain the highest price possible by aligning their interests more closely with those of our shareholders, or would otherwise benefit our shareholders and be fair to our employees.

Elements of Executive Compensation
Our executive compensation program has historically been comprised of four elements: base salary, quarterly incentives, equity-based long-term incentives, and other compensation. While all elements of our executive compensation program are intended to collectively achieve our overriding purpose of attracting, retaining, and motivating talented executives, the table below identifies the form and additional specific purposes of each element.

Compensation Component	Form of Compensation		Purpose
Base Salary	Cash	•	Compensate each named executive officer relative to individual responsibilities, experience, and performance.
		•	Provide regular cash flow not contingent on short-term variations in company performance.

Quarterly Incentives	Cash	•	Align compensation with our quarterly corporate financial performance.
		•	Reward achievement of short-term profit growth.
		•	Provide executives with a meaningful total cash compensation opportunity (base salary + quarterly bonuses).

Long-term Incentives	Stock Options	•	Encourage long-term retention.
		•	Create a long-term performance focus.
		•	Align compensation with our long-term returns to shareholders.
		•	Provide executive ownership opportunities.

Other Compensation	Benefits	•	Provide competitive retirement and health and welfare benefit plans generally available to all of our employees, including executive officers.
The philosophy and make-up of the program for compensating executives is similar to the philosophy and make-up of the programs for all other employees, in that our executive incentive compensation programs are simple and transparent, and cash incentives earned by our executive officers are paid as close as possible to when the work is done. We do not have a specific policy for allocating compensation between short- and long-term components, or between cash and non-cash components. We utilize pay practices which we believe are fair and commensurate with the particular employee's level of responsibility and results achieved. We believe the aforementioned components provide a reasonable total compensation package for our executive officers.
Base Salary
Because of our desire to emphasize those elements of compensation that are performance based, our practice has generally been to set base salary levels below the market median for each executive officer. In setting these salary levels for individual executives, we consider past performance, expected performance, experience of the individual executive, historical compensation levels, and competitive pay practices at the peer group of companies identified under 'Market Competitiveness Review' below. We also consider industry conditions and the overall effectiveness of our compensation program in achieving desired performance levels. Because of our 'pay for performance' mentality, this is the only material component of executive compensation that is not tied directly to our performance.
2016 Base Salary
Our compensation committee established the base salary to be paid to each of our named executive officers for 2016 at its last meeting in 2015, except that Mr. Florness' base salary for 2016 was determined on October 12, 2015 upon his appointment as president and chief executive officer of the company effective January 1, 2016, Mr. Lewis' base salary for 2016 was determined on August 4, 2016 upon his appointment as executive vice president and chief financial officer of the company effective August 16, 2016, and Mr. Watts' base salary for 2016 was determined by his direct supervisor prior to being named as an executive officer effective December 20, 2016.
In his new role as president and chief executive officer, Mr. Florness was paid a base salary in 2016 of $550,000, which was the same as the annual base salary paid to our prior president and chief executive officer in 2015. In his role as executive vice president and chief financial officer, Mr. Lewis was paid a base salary in 2016 of $320,000 (prorated based on the number of days during 2016 in which he served in that position). Mr. Lewis' base salary was lower than the base salary paid to our prior chief financial officer in 2015 to allow time for the compensation committee to assess Mr. Lewis' performance in that position and to provide room for anticipated increases assuming superior performance. The base salary of each of the other named executive officers for 2016 remained unchanged from 2015, except for adjustments due to changes in an officer's position within the company or outstanding performance over a period of time. The committee otherwise maintained base compensation at levels consistent with 2015 because the committee members believed those base pay levels were reasonable and reflective of our business model and culture, which puts greater emphasis on incentive pay.

Fastenal's performance was not a factor considered by the compensation committee in setting the annual base salaries of our named executive officers for 2016.

2017 Base Salary
Our compensation committee established the base salary to be paid to each of our named executive officers for 2017 at its last meeting in 2016. The compensation committee determined the base salary of each of the named executive officers for 2017 would remain unchanged from that in effect at the end of 2016, except that Ms. Lisowski's base salary for 2017 was further increased due to outstanding performance. The committee otherwise maintained base compensation at levels consistent with 2016 because the committee members believed those base pay levels were reasonable and reflective of our business model and culture, which puts greater emphasis on incentive pay.
Quarterly Incentives
Our executive officers are eligible for cash incentives through individual bonus arrangements based on improvements in the overall financial performance of the company and/or their respective areas of responsibility. The bonus arrangements provide our executive officers with the opportunity to earn a cash bonus for each quarter during a year when we increase our earnings above a predetermined minimum target.
The cash bonuses for all of our named executive officers other than our chief financial officer and chief accounting officer are based on growth in pre-tax earnings of the company and/or the officer's area of responsibility. The compensation committee selected pre-tax earnings as the appropriate metric for calculating cash bonuses for those officers because of the committee's belief that the focus of the named executive officers should be on profitability, which is the primary driver of shareholder value. The cash bonuses for our chief financial officer and chief accounting officer are based on growth in company-wide net earnings because the responsibilities of those officers allow them to affect our entire financial position including our tax position.
The compensation committee believes that no named executive officer should earn a cash bonus for a quarter unless financial performance has improved and therefore sets minimum targets for each quarter that are equal to the earnings achieved for the same quarter in the prior year. The compensation committee requires growth in earnings before any bonuses can be earned due to its belief that growth is achievable with superior effort and will generate the cash necessary to expand the company's operations in accordance with our business plans and increase shareholder value.

The payout percentage used to calculate the amount of each named executive officer's quarterly cash bonus reflects the officer's track record in his or her current position (i.e., newly promoted executives historically have had to prove themselves in their new positions before earning higher payout percentages) and relative ability to impact profitability.

We do not believe it is necessary for payouts under our executive cash incentive program to be capped, as cash bonus payments to our named executive officers are tied directly to our financial performance so that they increase only if and to the extent the company's profitability grows. We do not base the cash incentives paid to our executive officers on multiple metrics since we believe the current design of our executive bonus arrangements, along with our other controls, adequately mitigates risk and since the use of multiple metrics would not be in furtherance of our goal of keeping our compensation programs simple, understandable, and transparent, and would risk keeping our executives focused on things other than profitability, thereby depriving them of the clear feedback and motivation necessary to improve our bottom line.

2016 Incentive Program
The bonus arrangements for our named executive officers for 2016 were approved by our compensation committee at its last meeting in 2015, except that Mr. Florness' bonus arrangement was determined on October 12, 2015 upon his appointment as president and chief executive officer of the company effective January 1, 2016, Mr. Lewis' bonus arrangement was determined on August 4, 2016 upon his appointment as executive vice president and chief financial officer of the company effective August 16, 2016, and Mr. Watts' bonus arrangement was determined by his direct supervisor prior to being named as an executive officer effective December 20, 2016. Consistent with prior years, the bonuses for 2016 were based on growth in pre-tax earnings or net earnings of the company and/or the officer's area of responsibility. The bonuses for each quarter were determined by applying a payout percentage to the amount by which pre-tax earnings or net earnings exceeded 100% of pre-tax earnings or net earnings for the same quarter in 2015.
The formula used to determine Mr. Florness' bonuses for 2016 was the same as that used to determine the bonuses of our prior president and chief executive officer in 2015. The payout percentage used to determine Mr. Lewis' bonuses for 2016 was lower than that used to determine the bonuses of our prior chief financial officer in 2015 to allow time for the compensation committee to assess Mr. Lewis' performance in his new position and to provide room for anticipated increases assuming superior performance. The bonus formulas for each of the other named executive officers for 2016 remained unchanged from 2015, except for adjustments due to changes in an officer's position and changes designed to provide our named executive officers with leadership of our geographic sales areas a stake in company-wide performance as well as the performance of their specific areas of sales leadership, and except that the payout percentage used to determined Ms. Lisowski's bonuses for 2016 was increased due to outstanding performance. The committee otherwise maintained bonus arrangements consistent with 2015 because the committee believed those arrangements were reasonable and reflective of our business model and culture.

The 2016 cash incentive program described above applied to all of our named executive officers. The specific bonus opportunities for our named executive officers are summarized in the table below. Each named executive officer's cash bonus for each quarter during 2016 was determined by applying the payout percentage listed opposite his or her name below to the amount by which pre-tax earnings or net earnings of the company and/or the officer's area of responsibility for that quarter exceeded 100% of such earnings in the same quarter of 2015 (the 'minimum target').

Name	Earnings Type	Payout Percentage
Mr. Florness	Company-wide pre-tax earnings	1.25%
Mr. Lewis (1)	Company-wide net earnings	0.90%
Ms. Lisowski	Company-wide net earnings	0.35%
Mr. Hein (2)	Pre-tax earnings	1.00% / 0.10%
Mr. Owen	Company-wide pre-tax earnings	0.80%
Mr. Watts (3)	Pre-tax earnings	2.40% / 0.35%
(1) Mr. Lewis' bonus program was for the period in which he served as executive vice president and chief financial officer.
(2) The bonuses for Mr. Hein were based on growth in pre-tax earnings for the geographic area under his leadership (which is the Western United States), with the payout percentage applied to that growth of 1.00%, as well as growth in company pre-tax earnings, with the payout percentage applied to that growth of 0.10%.
(3) The bonuses for Mr. Watts were based on growth in pre-tax earnings for the geographic areas under his leadership (which are all areas outside of the United States), with the payout percentage applied to that growth of 2.40%, as well as growth in company pre-tax earnings, with the payout percentage applied to that growth of 0.35%.
The following table sets out, for each quarter in 2016, our actual and minimum target pre-tax earnings and net earnings on a company-wide basis for that quarter. (As indicated above, the 'minimum target' amount in 2016 was 100% of such earnings in the same quarter of 2015.)

2016	Actual Pre-tax Earnings	Minimum Target Pre-tax Earnings	Actual Net Earnings	Minimum Target Net Earnings
First quarter	$199,851,000	203,512,000	126,227,000	127,606,000
Second quarter	207,817,000	225,099,000	131,521,000	140,357,000
Third quarter	201,239,000	219,204,000	126,925,000	136,494,000
Fourth quarter	180,822,000	178,205,000	114,805,000	111,904,000

During 2016, the approximate percentage of the actual and minimum target pre-tax earnings of the company attributable to our operations in the western United States was 46%, and outside the United States was 12%. During the first, second, and third quarters of 2016, the minimum targets were not exceeded; accordingly no bonuses were paid to the named executive officers for those quarters.

2017 Incentive Program
The bonus arrangements for our named executive officers for 2017 were approved by our compensation committee at its last meeting in 2016. Consistent with prior years, the bonuses for 2017 will be based on growth in pre-tax earnings or net earnings of the company and/or the officer's area of responsibility. The bonuses for each quarter will be determined by applying a payout percentage to the amount by which pre-tax earnings or net earnings exceeded 100% of pre-tax earnings or net earnings for the same quarter in 2016. The compensation committee determined that the bonus formulas for each of the named executive officers for 2017 will remain unchanged from 2016. The committee maintained bonus arrangements consistent with 2016 because the committee believes those arrangements are reasonable and reflective of our business model and culture.

Committee Discretion
Under the terms of the incentive plan, our compensation committee has the discretion and authority to reduce, but not increase, the amount of any cash incentive otherwise payable in accordance with the performance objectives established pursuant to the incentive plan.
Long-term Incentives
We tie a portion of our employee compensation to the market price of Fastenal's common stock by granting stock options pursuant to our stock option plan. The equity-based incentives that can be granted under that plan are limited to stock options in an effort to further our goal of keeping our compensation system simple and easy to understand, and because stock options deliver value to our employees only if our shareholders realize appreciation in the value of their shares held over the same period.

Due to legal restrictions, we are unable to grant options under our stock option plan to certain of our foreign employees. As a result, those employees (none of whom are executive officers) are instead eligible to receive stock appreciation rights under a separate plan. All of those stock appreciation rights are settled in cash.

All of our employees are eligible to receive equity-based grants. When making grants, including to named executive officers, we consider an employee's contribution to the company, including the employee's responsibility for revenues and profits, responsibility for managing others, possession of special skills, and length of service. We regularly assess the effectiveness of further expanding the number of persons receiving equity-based grants. Any expansion will be based on a determination that further employee ownership will result in a deepened employee commitment and likely improvement to overall shareholder value.

During 2016, our compensation committee granted stock options to our employees under our stock option plan for a total of 845,440 shares of our common stock with a strike price of $46.00 per share. Of these grants, options to purchase an aggregate of 240,758 shares were awarded to our named executive officers. Stock option grants were made in 2016 to all of our named executive officers (other than Mr. Lewis, who joined the company later in the year) consistent with a change in practice in 2015 pursuant to which most employees with option awards are now receiving yearly grants. In the past, the company generally issued options every five years. However, commencing in 2015 the company started making grants each year in an effort to provide employees with a more even ladder of opportunity and in order to align the company's practice with that of most other public companies.

Our stock option grants have been made at levels designed to provide recipients with an attractive capital accumulation opportunity should earnings and shareholder values grow at acceptable rates and to facilitate retention of critical employees. Of the 10,793,660 total shares subject to stock options granted by the company under our stock option plan since April 2007, options covering an aggregate of 2,156,168 shares are either held by, or have been exercised by, our current executive officers. The stock options granted to executive officers vest and become exercisable over a period of five or eight years from the date of grant, with such staggered vesting designed to ensure continuity of leadership.

Historically our compensation committee's practice has been to grant stock options in April of each year around the time of our annual shareholders meeting. Consistent with that practice, option grants for 2016 were made on April 19, 2016. Going forward, however, the committee has decided to change its practice by making annual stock option grants at the last meeting of the committee each year effective as of the first trading day of the following year. Consistent with that decision, at its last meeting in 2016 the committee granted to our employees, effective January 3, 2017, options to purchase a total of 764,789 shares of our common stock at a strike price of $47.00 per share. Of those grants, options to purchase an aggregate of 156,808 shares were awarded to our named executive officers. The committee decided to shift the annual grant date for two reasons. First, the change allowed the committee to grant options to executive officers on the same day the committee established base salary and bonus formulas for those officers, making it easier for the committee to consider the totality of executive compensation in approving each of the components of that compensation. Second, since we report financial results on a calendar-year basis, the committee believed that granting options effective at the beginning of a year would allow employees to more easily equate changes in the value of their options to the company's annual performance.

As part of our long-term equity incentive program, we have not established requirements for executive officers to hold specific or minimum levels of investment in company stock, as we believe such a requirement would be contrary to individual and independent personal financial decision making which is part of our entrepreneurial culture.

Other Compensation
We make annual profit-based matching contributions to our executive officers' 401(k) plan accounts. We allocate the annual profit-based matching contributions made to all employees participating in our 401(k) plan, including our executive officers, based on the same formula. Our executive officers are also entitled to participate in the same health and welfare plans as those made available to our employees generally. Our executive officers do not receive any other perquisites or other personal benefits or property from us.

Market Competitiveness Review
In making executive compensation decisions, both with respect to total compensation and individual elements of compensation, our compensation committee annually reviews executive compensation data for a peer group of companies in order to stay informed of practices and executive pay levels in the marketplace. However, it does not establish specific compensation parameters based on such data, nor does it set the levels of compensation for our executive officers, or individual elements of that compensation, by applying any specific mathematical calculation to peer group compensation data.

2016 Compensation Review
As part of the decision making process with respect to 2016 executive compensation, our compensation committee reviewed the executive compensation data of a peer group consisting of ten companies (Airgas, Inc., MSC Industrial Direct Co., Inc., W.W. Grainger, Inc., Anixter International, Inc., Applied Industrial Technologies, Inc., Advance Auto Parts, Inc., Genuine Parts Company, The Sherwin-Williams Company, WESCO International, Inc., and Tractor Supply Company). The ten companies were included in our peer group because of their commonalities with our business in that they utilized similar methods of sourcing, distributing, and selling products, and because each had publicly available information. The median revenue of the peer group for 2015 was greater than Fastenal's and the median market capitalization of the peer group as of December 31, 2015 was less than Fastenal's. The median revenue of the peer group was $6.9 billion (the range of the group was $2.5 billion to $15.3 billion) for 2015, compared to Fastenal's $4.0 billion in 2016 and $3.9 billion in 2015, while the median market capitalization of the peer group was $10.5 billion (the range of the group was $1.6 billion to $24.2 billion) as of December 31, 2015, compared with Fastenal's $13.6 billion on December 31, 2016 and $11.8 billion on December 31, 2015.

In comparing Fastenal's executive compensation levels to those of its peer group, the compensation committee looked at base salary, cash incentives, other compensation (which includes stock options, other types of equity compensation, pensions, and perquisites), and total compensation. At the time the committee made decisions with respect to 2016 executive compensation, the most recent year for which executive compensation data for the peer group was available was 2014. The base salary of Fastenal's named executive officers in 2016 was lower than the median base salary of the named executive officers of the peer group in 2014. Due to our weaker financial results in comparison to prior years and our pay for performance philosophy, Fastenal's named executive officers received a nominal amount of cash incentive pay in 2016 (which was a relatively weak year across the entire industry), while the named executive officers of the peer group in 2014 received more significant cash incentive pay in 2014 (when financial results were comparatively stronger across the industry). The total compensation of Fastenal's named executive officers in 2016 was lower than the median total compensation of the named executive officers of the peer group in 2014, due in part to the lower base salary and the nominal cash incentive pay noted above and in part to the lower grant date fair value of the equity compensation awarded to Fastenal's executives. With respect to the last element, it should be noted the compensation committee does not, in making compensation decisions for the named executive officers, focus on grant date fair value of equity awards. Rather the committee makes its own internal judgments regarding the value of those awards and has concluded that the opportunity at the company for the creation of long-term stock value, driven by achieving consistent outstanding growth over an extended period of time, is significant. The company has historically achieved outstanding growth and the expectation of the committee in granting option awards is that, with superior efforts from our executives and other employees, outstanding growth can resume and continue in the future. Accordingly, the committee believes the aggregate annual compensation paid to our named executive officers can reasonably be expected to result in significant wealth creation.

2017 Compensation Review
As part of the decision making process with respect to 2017 executive compensation, our compensation committee reviewed executive compensation data of the same peer group as was used in the preceding year, except that Airgas, Inc., which has ceased to be a public company, was replaced with HD Supply Holdings, Inc. At the time the committee made decisions with respect to 2017 executive compensation, the most recent year for which executive compensation data for the peer group was available was 2015. Based on the committee's review of all factors, including peer group compensation, the committee believes the aggregate annual compensation to be paid to our named executive officers can reasonably be expected to result in significant overall wealth creation, and the committee believes our 2017 compensation programs for our named executive officers will be fair, competitive, and sufficient to motivate them to achieve personal success and success for the company and its shareholders.

Executive Incentive Recoupment
In 2016, the compensation committee memorialized its long-standing policy providing that if the company's reported financial results for any period are determined to be incorrect due to material non-compliance with financial reporting requirements and the reported financial results benefited or were detrimental to executive officers participating in cash incentive programs, the compensation committee will, in the case of an underpayment of bonuses, pay those officers the incremental amount due for such period and, in the case of an overpayment of bonuses, reduce cash incentives for those officers in future periods to the extent necessary to enable the company to effectively recover amounts previously paid in error. If bonuses erroneously paid cannot be effectively recovered by the reduction of future bonuses, then the compensation committee may, at its discretion, reduce other elements of future executive compensation.

Section 10D of the Exchange Act directs the SEC to issue rules to require national securities exchanges and national securities associations to list only those companies that implement a policy providing that if the company is required to restate its financial statements due to material non-compliance with financial reporting requirements, the company must recover from current and former executive officers incentive compensation received by them during the three year period preceding the restatement that would not have been paid under the restated financial statements. Once the final rules of the SEC and NASDAQ regarding executive compensation recovery are adopted, we will modify our policy to the extent necessary to fully comply with those rules.

Deductibility of Executive Compensation
We are mindful of the potential impact upon Fastenal of Section 162(m) of the Internal Revenue Code, which prohibits public companies from deducting certain executive remuneration in excess of $1,000,000 annually. While reserving our right to offer such compensation arrangements as may from time to time be necessary to attract and retain top-quality management, we intend generally to structure such arrangements, where feasible, so as to minimize or eliminate the impact of the limitations of Section 162(m). No non-deductible compensation was paid to our named executive officers in 2016, and the amount of non-deductible compensation paid to our named executive officers in prior years was minimal.
Conclusion
Our compensation committee believes the combination of base salaries, individual performance based cash incentive arrangements, stock option awards, and other compensation, are fair and reasonable and that the interests of our executive officers are and will remain closely aligned with the long-term interests of Fastenal and our shareholders.

Summary of Compensation
Set out in the following table is information with respect to the compensation of our named executive officers for services rendered during each of the last three years (principal positions are as of December 31, 2016):
SUMMARY COMPENSATION TABLE

Name and Principal Position		Year	Salary ($)		Bonus ($)	Stock Awards ($)	Option Awards ($) (1)		Non-Equity Incentive Plan Compensation ($)(2)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Daniel L. Florness		2016	577,500	(4)	—	—	1,066,950		32,713		—	2,733	1,679,896
President and		2015	430,000		—	—	139,995		387,424		—	4,379	961,798
Chief Executive Officer		2014	390,000		—	—	—		384,774		—	3,879	778,653
Holden Lewis	(5)	2016	120,002		—	—	—		26,109		—	108,139	254,250
Executive Vice President and
Chief Financial Officer
Sheryl A. Lisowski	(6)	2016	250,000		—	—	80,017		10,154		—	2,733	342,904
Controller, Chief Accounting		2015	200,000		—	—	306,245		71,746		—	4,379	582,370
Officer, and Treasurer		2014	150,000		—	—	—		76,956		—	3,879	230,835
Leland J. Hein		2016	439,167	(7)	—	—	533,475		2,617		—	2,733	977,992
Senior Executive Vice		2015	523,333	(7)	—	—	218,743	(8)	590,828		—	4,379	1,337,283
President - Sales		2014	486,875	(7)	—	—	1,076,625	(8)	433,783		—	3,879	2,001,162
Terry M. Owen		2016	430,000		—	—	266,733		20,936		—	2,733	720,402
Senior Executive Vice		2015	300,000		—	—	306,245		269,831		—	4,379	880,455
President - Sales Operations		2014	183,336		—	—	71,775		372,721		—	3,879	631,711
Jeffery M. Watts	(9)	2016	207,596	(10)	—	—	22,225		298,270	(10)	—	—	528,091
Executive Vice President -
International Sales

(1)
This column sets out the grant date fair value of all option grants made during each respective year, without regard to subsequent forfeitures of those grants. We calculated this value in accordance with generally accepted accounting principles utilizing the assumptions set forth in the notes to our consolidated financial statements included in our 2016 annual report on Form 10-K.

(2)	This column sets out cash bonuses earned (rather than paid) in the respective year.

(3)
This column sets out our annual profit-based matching contribution under our 401(k) plan, and, in the case of Mr. Lewis, a relocation bonus of $80,000 paid in the third quarter of 2016 and reimbursement of moving expenses of $28,139 paid in the fourth quarter of 2016.

(4)
This amount includes $27,500 paid to Mr. Florness in 2016 in his capacity as one of our directors. See 'Corporate Governance and Director Compensation – Compensation of our Directors' earlier in this document.

(5)	Mr. Lewis became executive vice president and chief financial officer effective August 16, 2016.

(6)
Ms. Lisowski was controller and chief accounting officer from January 1, 2016 through January 13, 2016, interim chief financial officer, controller, and chief accounting officer from January 14, 2016 through August 15, 2016, and controller, chief accounting officer, and treasurer from August 16, 2016 through December 31, 2016.

(7)
This amount includes $9,167, $27,500 and $6,875 paid to Mr. Hein in 2016, 2015 and 2014, respectively in his capacity as one of our directors. See 'Corporate Governance and Director Compensation – Compensation of our Directors' earlier in this document.

(8)
Certain of the option grants made during 2015 and 2014 to Mr. Hein were subsequently forfeited, in accordance with the terms of the company's stock option plan, when Mr. Hein was reassigned to new positions within the company effective July 20, 2015 and January 1, 2016, respectively. The grant date fair value of the forfeited options was $78,748, and $957,000, respectively.

(9)
Mr. Watts was vice president - international sales from January 1, 2016 through December 19, 2016 and executive vice president - international sales from December 20, 2016 through December 31, 2016. Mr. Watts became an executive officer of the company upon his promotion to the position of executive vice president - international sales.

(10)
Mr. Watts' base salary and cash bonuses in 2016 were paid in Canadian dollars. These amounts were converted into United States dollars using the exchange rate in effect at the time each payment occurred. The exchange rates used (expressed as the amount of United States dollars purchasable with one Canadian dollar) ranged from 0.6877 to 0.7965, and averaged 0.7557.

Grant of Plan-Based Awards
Set out in the following table is information with respect to awards, if any, for 2016 to our named executive officers under our cash incentive and stock option plan.

GRANT OF PLAN-BASED AWARDS

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards ($) (5)
Name	Grant Date	Threshold ($) (2)	Target ($) (3)	Maximum ($) (2)	Threshold ($)	Target ($)	Maximum ($)
Daniel L. Florness	4/19/2016	—	615,000	—	—	—	—	—	130,434	46.00	1,066,950
Holden Lewis		—	14,300	—	—	—	—	—	—	—	—
Sheryl A. Lisowski	4/19/2016	—	100,400	—	—	—	—	—	9,782	46.00	80,017
Leland J. Hein	4/19/2016	—	320,500	—	—	—	—	—	65,217	46.00	533,475
Terry M. Owen	4/19/2016	—	393,600	—	—	—	—	—	32,608	46.00	266,733
Jeffery M. Watts	4/19/2016	—	203,200	—	—	—	—	—	2,717	46.00	22,225

(1)
The awards under the cash bonus arrangements for each of the named executive officers were payable at the end of each fiscal quarter based on financial results for that fiscal quarter, and none of those awards could result in future payouts. The cash bonus formulas for each of the named executive officers are described above in 'Compensation Discussion and Analysis – Quarterly Incentives – 2016 Incentive Program'. The actual amounts earned during 2016 under these cash bonus arrangements by the named executive officers are reported in the 'Summary Compensation Table' column captioned

'Non-Equity Incentive Plan Compensation'.

(2)	There were no thresholds or maximum payouts under the 2016 cash bonus arrangements.

(3)
The target payouts were calculated by applying the payout percentages for the named executive officers in effect at the end of each quarter of 2016 to the amount by which pre-tax or net earnings in the same quarter of 2015 exceed 100% of pre-tax or net earnings in the same quarter of 2014. Mr. Lewis' target payout was prorated to reflect the number of days served in his position during the third quarter of 2016.

(4)
This column sets out the number of shares subject to options granted during 2016. The options will vest and become exercisable over a period of five years, with 50% of such options vesting and becoming exercisable halfway through the relevant vesting period and the remainder vesting and becoming exercisable in increments each year thereafter. The options will terminate, to the extent not previously exercised, approximately nine years after the grant date.

(5)
This column sets out the grant date fair value of all options granted during 2016. We calculated this value in accordance with generally accepted accounting principles utilizing the assumptions set forth in the notes to our consolidated financial statements included in our 2016 annual report on Form 10-K.

Outstanding Equity-Based Awards
Set out in the following table is information with respect to each named executive officer's outstanding equity awards as of the end of 2016. The equity awards consist solely of options granted under our existing stock option plan.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Grant Date	Option Expiration Date (1)		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	Exercisable	Unexercisable
Daniel L. Florness	25,000	25,000	—	54.00	4/17/2012	5/31/2021	(2)	—	—	—	—
	—	19,047	—	42.00	4/21/2015	5/31/2024	(3)	—	—	—	—
	—	130,434	—	46.00	4/19/2016	5/31/2025	(3)	—	—	—	—
Holden Lewis	—	—	—	—	—	—	—	—	—	—	—
Sheryl A. Lisowski	2,500	2,500	—	54.00	4/17/2012	5/31/2021	(2)	—	—	—	—
	—	41,666	—	42.00	4/21/2015	5/31/2024	(3)	—	—	—	—
	—	9,782	—	46.00	4/19/2016	5/31/2025	(3)	—	—	—	—
Leland J. Hein	43,750	6,250	—	27.00	4/21/2009	5/31/2018	(2)	—	—	—	—
	33,750	3,750	—	54.00	4/17/2012	5/31/2021	(3)	—	—	—	—
	6,250	6,250	—	56.00	4/22/2014	5/31/2023	(3)	—	—	—	—
	—	19,047	—	42.00	4/21/2015	5/31/2024	(3)	—	—	—	—
	—	65,217	—	46.00	4/19/2016	5/31/2025	(3)	—	—	—	—
Terry M. Owen	26,250	3,750	—	27.00	4/21/2009	5/31/2018	(2)	—	—	—	—
	1,250	1,250	—	54.00	4/17/2012	5/31/2021	(2)	—	—	—	—
	—	7,500	—	56.00	4/22/2014	5/31/2023	(2)	—	—	—	—
	—	41,666	—	42.00	4/21/2015	5/31/2024	(3)	—	—	—	—
	—	32,608	—	46.00	4/19/2016	5/31/2025	(3)	—	—	—	—
Jeffery M. Watts	5,000	5,000	—	54.00	4/17/2012	5/31/2021	(2)	—	—	—	—
	—	2,976	—	42.00	4/21/2015	5/31/2024	(2)	—	—	—	—
	—	2,717	—	46.00	4/19/2016	5/31/2025	(3)	—	—	—	—

(1)	Each option will become 50% vested and exercisable halfway through the relevant vesting period and the remainder will vest and become exercisable in increments each year thereafter.

(2)	This option will vest and become exercisable over a period of eight years.

(3)	This option will vest and become exercisable over a period of five years.
Option Exercises
Set out in the following table is information regarding options to purchase Fastenal stock, if any, that have been exercised by our named executive officers during 2016.
OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Daniel L. Florness	200,000	4,363,452	—	—
Holden Lewis	—	—	—	—
Sheryl A. Lisowski	20,000	442,130	—	—
Leland J. Hein	—	—	—	—
Terry M. Owen	10,000	210,859	—	—
Jeffery M. Watts	—	—	—	—

Pension Benefits
SEC regulations state that we must disclose information in this proxy statement, in a tabular format, regarding any plans that provide for retirement payments or benefits other than defined contribution plans. We have never had any such benefit plan and do not anticipate creating any such plan in the future. As a result, we have omitted this table.
Non-Qualified Deferred Compensation
SEC regulations state that we must disclose information in this proxy statement, in a tabular format, regarding defined contribution or other plans that provide for deferral of compensation on a basis that is not tax-qualified. We have never had any such benefit plan and do not anticipate creating such a plan in the future. As a result, we have omitted this table.
Potential Payments upon Termination or Change-in-Control
SEC regulations state that we must disclose information in this proxy statement regarding agreements, plans or arrangements that provide for payments or benefits to our executive officers in connection with any termination of employment or change in control of Fastenal. We are not parties to any such agreement, plan or arrangement other than our stock option plan, which provides that, if Fastenal is not the surviving or acquiring corporation in the event of a merger or similar transaction, then the vesting and exercisability of outstanding stock options will be accelerated only if the surviving or acquiring corporation does not assume or replace the outstanding options. The vesting and exercisability of outstanding options will also be accelerated in the event of the dissolution or liquidation of Fastenal. If any such transaction or event had occurred on December 31, 2016 and the price per share of our common stock payable in connection with such transaction or event equaled the closing sales price of a share of our common stock on The NASDAQ Stock Market on such date (which was $46.98 per share), and if the vesting and exercisability of all options had been accelerated in connection with such transaction or event, then each of our named executive officers would have received the following payments in respect of their options (assuming full exercise of the same):

Name	Option Grant Date	Options Outstanding (#)	Option Exercise Price ($)	Payment Value ($)
Daniel L. Florness	4/17/2012	50,000	54.00	—
	4/21/2015	19,047	42.00	94,854
	4/19/2016	130,434	46.00	127,825
Holden Lewis	—	—	—	—
Sheryl A. Lisowski	4/17/2012	5,000	54.00	—
	4/21/2015	41,666	42.00	207,497
	4/19/2016	9,782	46.00	9,586
Leland J. Hein	4/21/2009	50,000	27.00	999,000
	4/17/2012	37,500	54.00	—
	4/22/2014	12,500	56.00	—
	4/21/2015	19,047	42.00	94,854
	4/19/2016	65,217	46.00	63,913
Terry M. Owen	4/21/2009	30,000	27.00	599,400
	4/17/2012	2,500	54.00	—
	4/22/2014	7,500	56.00	—
	4/21/2015	41,666	42.00	207,497
	4/19/2016	32,608	46.00	31,956
Jeffery M. Watts	4/17/2012	10,000	54.00	—
	4/21/2015	2,976	42.00	14,820
	4/19/2016	2,717	46.00	2,663

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT
The following table sets forth, as of February 1, 2017 (unless otherwise noted), the ownership of Fastenal common stock by each shareholder who is known by us to own beneficially more than 5% of our outstanding common stock, by each director and nominee for the office of director, by our named executive officers, and by all directors and executive officers as a group. On February 1, 2017 there were 289,247,924 shares of Fastenal common stock issued and outstanding.

Name and, if Required, Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percentage of Outstanding Shares
Willard D. Oberton	625,506	(2)	*
Michael J. Ancius	11,179	(3)	*
Michael J. Dolan	28,000		*
Stephen L. Eastman	650	(4)	*
Daniel L. Florness	126,855	(5)	*
Rita J. Heise	10,000	(6)	*
Darren R. Jackson	10,000	(7)	*
Daniel L. Johnson	500	(8)	*
Scott A. Satterlee	12,500	(9)	*
Reyne K. Wisecup	43,750	(10)	*
Holden Lewis	—		*
Sheryl A. Lisowski	3,617	(11)	*
Leland J. Hein	100,174	(12)	*
Terry M. Owen	28,214	(13)	*
Jeffery M. Watts	5,000	(14)
The Bank of New York Mellon Corporation
225 Liberty Street	15,130,028	(15)	5.23%
New York, NY 10286
BlackRock, Inc.
55 East 52nd Street	17,224,890	(16)	5.96%
New York, NY 10055
The Vanguard Group
100 Vanguard Blvd.	29,284,345	(17)	10.12%
Malvern, PA 19355
Directors and executive officers as a group (21 persons)	1,600,293	(18)	*

*	Less than 1%.

(1)	Except as otherwise indicated in the notes below, the listed beneficial owner has sole voting power and investment power with respect to such shares.

(2)	Includes 123,293 shares held by Mr. Oberton’s wife and stock options to acquire 112,500 shares at an exercise price of $54.00 per share that are immediately exercisable.

(3)
Includes 9,330 shares held in a revocable trust of Mr. Ancius and his wife, over which Mr. Ancius and his wife share voting and investment power and 429 shares held in a custodian account for a son of Mr. Ancius. Mr. Ancius disclaims beneficial ownership of the shares held by or for the account of his son.

(4)	Consists of 650 shares held in Mr. Eastman’s revocable trust, over which Mr. Eastman shares voting and investment power with his wife.

(5)
Consists of 97,845 shares held jointly by Mr. Florness and his wife, stock options to acquire 25,000 shares at an exercise price of $54.00 per share that are immediately exercisable, and approximately 4,010 shares attributable to the account of Mr. Florness in our 401(k) plan. Mr. Florness has the right to direct the investment of, and the voting of all shares attributable to, his 401(k) plan account.

(6)	Consists of 10,000 shares held in Ms. Heise’s revocable trust, over which Ms. Heise shares voting and investment power with her husband.

(7)	Consists of 10,000 shares held in a revocable trust of Mr. Jackson and his wife, over which Mr. Jackson and his wife share voting and investment power.

(8)	Consists of 500 shares held in Mr. Johnson’s revocable trust, over which Mr. Johnson and his wife share voting and investment power.

(9)	Consists of 12,500 shares held in Mr. Satterlee's revocable trust, over which Mr. Satterlee has voting and investment power.

(10)	Consists of 10,000 shares held jointly by Ms. Wisecup and her husband, and stock options to acquire 33,750 shares at an exercise price of $54.00 per share that are immediately exercisable.

(11)
Includes stock options to acquire 2,500 shares at an exercise price of $54.00 per share that are immediately exercisable, and approximately 817 shares attributable to the account of Ms. Lisowski in our 401(k) plan. Ms. Lisowski has the right to direct the investment of, and the voting of all shares attributable to, her 401(k) plan account.

(12)
Includes stock options to acquire 43,750 shares at an exercise price of $27.00 per share, 33,750 shares at an exercise price of $54.00 per share, and 6,250 shares at an exercise price of $56.00 per share, each of which is immediately exercisable, approximately 5,074 shares attributable to the account of Mr. Hein in our 401(k) plan, 30 shares held in a custodial account for the benefit of a son of Mr. Hein, and 30 shares held by a daughter of Mr. Hein. Mr. Hein has the right to direct the investment of, and the voting of all shares attributable to, his 401(k) plan account. Mr. Hein and his wife share voting and investment power over the shares held in the custodian account for the benefit of their son. Mr. Hein disclaims beneficial ownership of the shares held by or for the benefit of his children.

(13)
Consists of stock options to acquire 26,250 shares at an exercise price of $27.00 per share and 1,250 shares at an exercise price of $54.00 per share, each of which is immediately exercisable, and 714 shares attributable to the account of Mr. Owen in our 401(k) plan. Mr. Owen has the right to direct the investment of, and the voting of all shares attributable to, his 401(k) plan account.

(14)	Consists of stock options to acquire 5,000 shares at an exercise price of $54.00 per share that are immediately exercisable.

(15)
According to an amendment to Schedule 13G statement filed with the SEC reflecting ownership as of December 31, 2016, The Bank of New York Mellon Corporation, which is a parent holding company or control person, has sole voting power with respect to 12,709,522 shares, shared voting power with respect to 3,015 shares, sole investment power with respect to 12,847,902 shares, and shared investment power with respect to 2,279,992 shares.

(16)
According to an amendment to a Schedule 13G statement filed with the SEC reflecting ownership as of December 31, 2016, BlackRock, Inc., which is a parent holding company or control person, has sole voting power with respect to 14,658,577 shares, shared voting power with respect to 9,897 shares, sole investment power with respect to 17,214,993 shares, and shared investment power with respect to 9,897 shares.

(17)
According to an amendment to a Schedule 13G statement filed with the SEC reflecting ownership as of December 31, 2016, The Vanguard Group, which is a registered investment advisor, has sole voting power with respect to 450,276 shares, shared voting power with respect to 49,647 shares, sole investment power with respect to 28,787,321 shares, and shared investment power with respect to 497,024 shares.

(18)
Includes the shares in footnotes (2) through (14), including aggregate stock options to acquire 526,000 shares that are immediately exercisable and 39,911 shares attributable to the 401(k) accounts of certain directors and executive officers.

ADDITIONAL MATTERS
If you are a registered shareholder, our 2016 annual report, including financial statements, is being mailed to you with this proxy statement. If you are a shareholder who holds shares in street name, you will receive a notice regarding availability of proxy materials by mail from your broker. The notice will contain instructions as to how you can access our 2016 annual report over the internet. It will also tell you how to request a paper or e-mail copy of our 2016 annual report.
As of the date of this proxy statement, we know of no matters that will be presented for determination at the 2017 annual shareholders meeting other than those referred to herein. If any other matters properly come before the meeting calling for a vote of shareholders, it is intended that the shares represented by the proxies solicited by our board of directors will be voted by the proxies named therein in accordance with their best judgment.
We will pay the cost of soliciting our board of directors' form of proxy, which may include the reimbursement of brokers for forwarding solicitation materials to shareholders holding stock in street name. In addition to solicitation by the use of mail and the internet, our directors, officers, and employees may solicit proxies by telephone, personal contact, or special correspondence without additional compensation to them.
Our transfer agent is Wells Fargo Bank, N.A. All communications concerning registered shareholder accounts, including address changes, name changes, common stock transfer requirements, and similar issues, can be handled by contacting our transfer agent at 1-800-468-9716, or in writing at P.O. Box 64854, St. Paul, Minnesota 55164.
If you wish to obtain a copy of our annual report on Form 10-K filed with the SEC for 2016, you may do so without charge by writing to Internal Audit, at our offices at 2001 Theurer Boulevard, Winona, Minnesota 55987-0978.
HOUSEHOLDING
We have adopted a procedure approved by the SEC called 'householding,' by which certain shareholders who do not participate in electronic delivery of proxy materials but who have the same address and appear to be members of the same family receive only one copy of our annual report and proxy statement. Each shareholder participating in householding continues to receive a separate proxy card. Householding helps to eliminate duplicative mailings and reduces our mailing and printing expenses.
If your household would like to receive individual rather than multiple mailings in the future, please write to Fastenal Company, c/o Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717, or call 1-800-542-1061. If a broker or other nominee holds your shares, you may continue to receive multiple mailings. Please contact your broker or other nominee directly to discontinue multiple mailings from them.
If you currently participate in householding and would prefer to receive separate copies of our 2016 annual report or this proxy statement, please contact us in the manner described above and we will deliver the requested document free of charge and promptly upon receipt of your request.
DEADLINES FOR RECEIPT OF SHAREHOLDER PROPOSALS FOR THE 2018 ANNUAL MEETING
Any shareholder proposal intended to be presented at the 2018 annual meeting and desired to be included in our proxy statement for that annual meeting must be received by us at our principal executive office no later than November 14, 2017 in order to be included in such proxy statement. We must receive any other shareholder proposals intended to be presented at our 2018 annual meeting at our principal executive office no later than December 26, 2017.

By Order of the board of directors,

John J. Milek
General Counsel
February 27, 2017

Appendix A

FASTENAL COMPANY
INCENTIVE PLAN
(As Amended and Restated April 1, 2012)

1.    Purpose. The purpose of the Fastenal Company Incentive Plan (the "Plan") is to advance the interests of Fastenal Company and its shareholders by promoting the Company's pay for performance philosophy, attracting and retaining key employees of the Company and its subsidiaries, and stimulating the efforts of such employees toward the continued success and growth of the Company's business. Amounts paid pursuant to the Plan are intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.
2.    Definitions. When the following terms are used with capital letters in this Plan, they will have the meanings indicated:
(a)    "Award" means an incentive award which, subject to the terms and conditions prescribed by the Committee, entitles a Participant to receive a cash payment from the Company or a subsidiary employing the Participant in accordance with Section 3.
(b)    "Board" means the Board of Directors of the Company.
(c)    "Code" means the Internal Revenue Code of 1986, as amended.
(d)    "Committee" means the Compensation Committee of the Board or such other committee as may be designated by the Board to administer the Plan.
(e)    "Company" means Fastenal Company or any successor thereto.
(f)    "Covered Officer" means any Participant who is, or is designated by the Committee at or prior to the grant of an Award hereunder as a person who may be, a "covered employee" within the meaning of Section 162(m)(3) of the Code for the Performance Period as to which the Award is payable, and for whom the Committee intends that the Award constitute Performance-Base Compensation.
(g)    "Eligible Employee" means any employee of the Company or any of its subsidiaries.
(h)    "Participant" means an Eligible Employee designated by the Committee to participate in the Plan as provided in Section 3.1. Designation by the Committee as a Participant for a specific Performance Period or series of Performance Periods does not confer on the Participant the right to participate in the Plan for any other Performance Periods.
(i)    "Performance-Based Compensation" means an Award that is intended to constitute "performance-based compensation" within the meaning of Section 162(m)(4)(C) of the Code and the regulations promulgated thereunder.
(j)    "Performance Measures" means one or a combination of two or more of the following performance-based metrics as approved by the Committee: net sales; net earnings; earnings before one or more of interest, income taxes, depreciation, amortization and other adjustments; earnings per share (basic or diluted); profitability as measured by return ratios (including return on assets, return on equity, return on investment and return on net sales) or by the degree to which any of the foregoing earnings measures exceed a percentage of net sales; cash flow; market share; margins (including one or more of gross, operating and net earnings margins); stock price; total shareholder return; economic value added; and working capital. In addition, for any Award to a Participant who is not a Covered Officer or that is not intended to constitute Performance-Based Compensation, Performance Measures may include, alone or in combination with any of the foregoing Performance Measures, any other measure of performance as determined by the Committee. Any Performance Measure utilized may be expressed in absolute amounts, on a per share basis (basic or diluted), as a growth rate or change from preceding periods, as a comparison to the performance of specified companies or other external indices or measures, or as a percentage of any of the criteria, and may relate to one or any combination of corporate (including such direct and indirect subsidiaries of the Company as the Committee may determine or on such consolidated basis as the Committee may determine), group, unit, division, affiliate or individual performance.
(k)    "Performance Period" means the period of time specified by the Committee, which shall be at least one fiscal quarter in duration for any Covered Officer, over which the degree of attainment of specified Performance Measures will be measured.

3.    Awards.
3.1    Allocation of Awards. Prior to the earlier of (i) 90 days following the commencement of a Performance Period or (ii) the passage of 25 percent of the duration of such Performance Period, the Committee will designate such Eligible Employees as it deems appropriate to participate in the Plan for such Performance Period. The Committee's designation of an Eligible Employee as entitled to participate in the Plan may be for a single Performance Period, or for a fixed or indefinite series of future Performance Periods, in its discretion. A designation for more than one Performance Period shall be subject to the Participant's continued employment by the Company or its subsidiaries, and may be rescinded at any time as to future Performance Periods by the Committee. Awards may be granted to a Participant in such amounts and on such terms as may be determined by the Committee. At the time an Award is made, the Committee will specify the terms and conditions that will govern the Award, which will include that the Award will be earned only upon, and to the extent that, the applicable Performance Measures as described in Section 3.2 are satisfied over the course of the applicable Performance Period. Different terms and conditions may be established by the Committee for different Awards and for different Participants.
3.2    Performance Measures. The payment of an Award will be contingent upon the degree of attainment over the applicable Performance Period of one or more performance goals based on Performance Measures described in Section 2(j). For any Performance Period, the Committee will select the applicable Performance Measure(s), specify the performance goal(s) based on those Performance Measures, and specify in terms of an objective formula or standard the method for calculating the amount payable to a Participant if the performance goal(s) are satisfied, all prior to the earlier of (i) 90 days following the commencement of the Performance Period or (ii) the passage of 25 percent of the duration of the Performance Period. In specifying the performance goals applicable to any Performance Period, the Committee may provide that one or more objectively determinable adjustments shall be made to the Performance Measures on which the performance goals are based, which may include adjustments that would cause such measures to be considered "non-GAAP financial measures" within the meaning of Rule 101 under Regulation G promulgated by the Securities and Exchange Commission. The Committee may, in its discretion, modify the performance goals applicable to a Performance Period if it determines that as a result of changed circumstances, such modification is required to reflect the original intent of such Performance Measures. However, no such modification may be made to the extent it would increase the amount of Performance-Based Compensation that would otherwise be payable to any Participant who is a Covered Officer.
3.3    Maximum Amount of Awards. No Participant who is a Covered Officer shall be entitled to receive an Award payment for any Performance Period that exceeds the greater of (i) $1,000,000 for a quarterly Performance Period (or the corresponding multiple of that amount for any Performance Period that is more than one quarter in duration), or (ii) 4.5% of the amount by which the Company's earnings before income taxes for the Performance Period exceed 105% of the Company's earnings before income taxes for the comparable fiscal period in the immediately preceding calendar year. For purposes of this Section 3.3, the Company's earnings before income taxes for any period shall be such amount as is reported for that period in the Company's periodic reports filed with the Securities and Exchange Commission.
3.4    Adjustments. The Committee is authorized at any time during or after a Performance Period, in its sole and absolute discretion, to reduce or eliminate the amount of an Award otherwise payable to any Participant for any reason. No reduction in the amount of an Award payable to any Participant shall increase the amount of an Award payable to any other Participant.
3.5    Payment of Awards. Following the completion of each Performance Period, the Committee shall certify in writing the degree to which the specified performance goals based on the Performance Measures selected for that Performance Period were attained and the resulting amounts payable to Participants in connection with Awards for that Performance Period. Each Participant shall receive payment in cash of the Award as soon as practicable following the Committee's determination and certification made pursuant to this Section 3.5.
4.    Administration.
4.1    Authority of Committee. The Committee shall administer this Plan. The Committee shall have exclusive power, subject to the limitations contained in this Plan, to make Awards and to determine when and to whom Awards will be granted, and the form, amount and other terms and conditions of each Award, subject to the provisions of this Plan. The Committee shall have the authority to interpret this Plan and any Award made under this Plan, to establish, amend, waive and rescind any rules and regulations relating to the administration of this Plan, and to make all other determinations necessary or advisable for the administration of this Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in this Plan or in any Award in the manner and to the extent it shall deem desirable. The determinations of the Committee in the administration of this Plan, as described herein, shall be final, binding and conclusive, subject to the provisions of this Plan. A majority of the members of the Committee shall constitute a quorum for any meeting of the Committee.

4.2    Indemnification. To the greatest extent permitted by law, (i) no member or former member of the Committee shall be liable for any action or determination taken or made in good faith with respect to the Plan or any Award made under the Plan, and (ii) the members or former members of the Committee shall be entitled to indemnification by the Company against and from any loss incurred by such members by reason of any such actions and determinations.
5.    Effective Date of the Plan. The Plan as amended and restated shall become effective as of April 1, 2012 so long as the amendment and restatement of the Plan has been approved by the Company's shareholders no later than June 30, 2012. If the Company's shareholders do not approve the amended and restated Plan, the Plan shall continue in effect in the form it existed prior to the amendment and restatement. The Plan shall remain in effect until it has been terminated pursuant to Section 8.
6.    Right to Terminate Employment. Nothing in the Plan shall confer upon any Participant the right to continue in the employment of the Company or any of its subsidiaries or affect any right which the Company or any of its subsidiaries may have to terminate the employment of a Participant with or without cause.
7.    Tax Withholding. The Company or any applicable subsidiary shall have the right to withhold from cash payments under the Plan to a Participant or other person an amount sufficient to cover any required withholding taxes.
8.    Amendment, Modification and Termination of the Plan. The Board or Committee may at any time terminate, suspend or modify the Plan and the terms and provisions of any Award to any Participant which has not been paid. Amendments are subject to approval of the Company's shareholders only if such approval is necessary to maintain the Plan in compliance with the requirements of Section 162(m) of the Code, its successor provisions or any other applicable law or regulation. No Award may be granted during any suspension of the Plan or after its termination.
9.    Unfunded Plan. The Plan shall be unfunded, and neither the Company nor any of its subsidiaries shall be required to segregate any assets that may at any time be represented by Awards under the Plan. No Participant shall, by virtue of this Plan, have any interest in any specific assets of the Company or any of its subsidiaries.
10.    Other Benefit and Compensation Programs. Neither the adoption of the Plan by the Board nor its submission to the shareholders of the Company shall be construed as creating any limitation on the power of the Board or Committee to adopt such other incentive arrangements as it may deem appropriate. Payments received by a Participant under an Award made pursuant to the Plan shall not be deemed a part of a Participant's regular recurring compensation for purposes of the termination, indemnity or severance pay law of any state and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or any of its subsidiaries unless expressly so provided by such other plan, contract or arrangement, or unless the Committee expressly determines otherwise.
11.    Governing Law. To the extent that Federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of Minnesota and construed accordingly.
12.    Other Provisions.
12.1    Non-transferability. Participants and beneficiaries shall not have the right to assign, pledge or otherwise dispose of any part of an Award under this Plan.
12.2    Termination of Employment. Except as otherwise provided in this section, no Award shall be paid to a Participant who is not actively employed by the Company or one of its subsidiaries as of the end of the applicable Performance Period. If a Participant's employment with the Company and its subsidiaries ends during a Performance Period, the Committee may, in its discretion, determine that the Participant (or his or her beneficiaries) shall be paid a pro rata portion of the Award payment that the Participant would have received but for the fact that the Participant's employment ended. Any such pro rated Award payment will be paid at the same time as other Award payments with respect to the applicable Performance Period.

12.3    Compensation Recovery Policy. To the extent that any Award under this Plan and any compensation associated therewith is considered "incentive-based compensation" within the meaning and subject to the requirements of Section 10D of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), such Award and any compensation associated therewith shall be subject to potential forfeiture or recovery by the Company in accordance with any compensation recovery policy adopted by the Board or the Committee in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder adopted by the Securities and Exchange Commission or any national securities exchange on which the Company's common stock is then listed.  Any agreement or other document evidencing such an Award may be unilaterally amended by the Committee to comply with any such compensation recovery policy.

FASTENAL COMPANY
2001 THEURER BOULEVARD
WINONA, MN 55987
ATTN: ELLEN TRESTER

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by our company in mailing shareholder communications, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Fastenal Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E15545-TBD — KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. — DETACH AND RETURN THIS PORTION ONLY

FASTENAL COMPANY

The Board of Directors recommends you vote FOR the following proposals 1, 2, 3, and 4, and FOR 1 YEAR on the following proposal 5:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Willard D. Oberton	☐	☐	☐
1b. Michael J. Ancius	☐	☐	☐
1c. Michael J. Dolan	☐	☐	☐
1d. Stephen L. Eastman	☐	☐	☐
1e. Daniel L. Florness	☐	☐	☐
1f. Rita J. Heise	☐	☐	☐
1g. Darren R. Jackson	☐	☐	☐
1h. Daniel L. Johnson	☐	☐	☐
1i. Scott A. Satterlee	☐	☐	☐
1j. Reyne K. Wisecup	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

	For	**Against**	**Abstain**
2. Ratification of the appointment of KPMG LLP as independent registered public accounting firm for the 2017 fiscal year.	☐	☐	☐
3. Re-approval of the Fastenal Company Incentive Plan.	☐	☐	☐
4. Approval, by non-binding vote, of executive compensation.	☐	☐	☐

	For 1 Year	**For 2 Years**	**For 3 Years**	**Abstain**
5. Approval, by non-binding vote, of the frequency of future executive compensation votes.	☐	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Jointly owned shares will be voted as directed if one owner signs unless another owner instructs to the contrary, in which case the shares will not be voted. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

V.1.1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E15546-TBD

FASTENAL COMPANY

Annual Meeting of Shareholders

April 25, 2017 10:00 AM Central Time

This proxy is solicited by the Board of Directors

By signing this proxy, you revoke all prior proxies and appoint Willard D. Oberton, Daniel L. Florness, and Reyne K. Wisecup, and each of them, as Proxies, each with full power of substitution, to vote, as designated on the reverse side, at the Annual Meeting of the Shareholders to be held on April 25, 2017, and at any adjournment thereof, all shares of Common Stock of Fastenal Company registered in your name at the close of business on February 24, 2017.

This proxy, when properly executed, will be voted as specified on the reverse side, but, if no direction is given, this proxy will be voted FOR Items 1, 2, 3, and 4, and FOR 1 YEAR on Item 5. Notwithstanding the foregoing, if this proxy is to be voted for any nominee named on the reverse side and such nominee is unwilling or unable to serve, this proxy will be voted for a substitute in the discretion of the Proxies. The Proxies are authorized to vote in their discretion upon such other matters as may properly come before the Annual Meeting or any adjournment thereof.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

V.1.1